EXHIBIT 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
MONGODB, INC.
MAMMOTH MERGER SUB, INC.
OBJECTLABS CORPORATION
AND
SHAREHOLDER REPRESENTATIVE SERVICES, LLC,
AS STOCKHOLDERS’ AGENT
OCTOBER 9, 2018

ARTICLE I	THE MERGER 1

1.1	Certain Definitions 1

1.2	The Merger 10

1.3	Closing 10

1.4	Closing Deliveries 11

1.5	Effective Time 12

1.6	Effect of the Merger 13

1.7	Certificate of Incorporation and Bylaws 13

1.8	Directors and Officers 13

1.9	Effect on the Company Capital Stock and Company Options 13

1.10	Payment of Total Merger Consideration; Escrow Fund; Exchange Procedures; Other 16

1.11	No Further Ownership Rights in the Company Capital Stock 18

1.12	Lost, Stolen or Destroyed Certificates 18

1.13	Tax Consequences 19

1.14	Withholding Rights 19

1.15	Exchange Rate 19

1.16	Taking of Necessary Action; Further Action 19

1.17	Closing Adjustment; Post-Closing Adjustment; Disputed Final Adjustment; Payment 19

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE COMPANY 22

2.1	Organization, Standing and Power 22

2.2	Capital Structure 22

2.3	Authority; Noncontravention 24

2.4	Financial Statements 25

2.5	Absence of Certain Changes 27

2.6	Litigation 27

2.7	Restrictions on Business Activities 27

2.8	Compliance with Laws; Company Authorizations 27

2.9	Title to Property and Assets 28

2.10	Intellectual Property 28

2.11	Environmental Matters 36

2.12	Taxes 36

2.13	Employee Benefit Plans and Employee Matters 38

2.14	Interested Party Transactions 43

2.15	Insurance 43

2.16	Books and Records 43

2.17	Transaction Fees 43

2.18	Material Contracts 43

2.19	Export Control Laws 46

2.20	Customers and Suppliers 46

2.21	Accounts Receivable 47

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND SUB 47

3.1	Organization and Standing 47

3.2	Authority; Noncontravention 47

3.3	No Prior Sub Operations 48

3.4	No Additional Representations 48

ARTICLE IV	CONDUCT PRIOR TO THE EFFECTIVE TIME 48

4.1	Conduct of Business of the Company 48

4.2	Restrictions on Conduct of Business of the Company 49

ARTICLE V	ADDITIONAL AGREEMENTS 52

5.1	Company Board Recommendation; Stockholder Approval and Notice 52

5.2	No Solicitation 53

5.3	Confidentiality; Public Disclosure 54

5.4	Regulatory Approvals 54

5.5	Reasonable Efforts 55

5.6	Third Party Consents; Notices 55

5.7	Litigation 55

5.8	Access to Information 55

5.9	Closing Spreadsheet 56

5.10	Expenses 57

5.11	Employees and Benefit Matters 57

5.12	Treatment of Company Options and Related Matters 58

5.13	Parachute Payment Waivers 58

5.14	Section 280G Stockholder Approval 58

5.15	Closing Spreadsheet and Documents 59

5.16	Corporate Matters 59

5.17	Taxes 59

5.18	Indemnification of Officers and Directors 61

5.19	Continuing Employee Matters 62

5.20	Education Costs 62

ARTICLE VI	CONDITIONS TO THE MERGER 63

6.1	Conditions to Obligations of Each Party to Effect the Merger 63

6.2	Additional Conditions to Obligations of the Company 63

6.3	Additional Conditions to the Obligations of Acquirer 63

ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER 65

7.1	Termination 65

7.2	Effect of Termination 65

7.3	Amendment 66

ARTICLE VIII	INDEMNIFICATION 66

8.1	Survival of Representations and Warranties and Covenants 66

8.2	Indemnification 66

8.3	Indemnifiable Damage Threshold; Limitations; Other 67

8.4	Claims Period 68

8.5	Claims 68

8.6	Resolution of Objections to Claims 69

8.7	Stockholders’ Agent 70

8.8	Third-Party Claims 72

8.9	Treatment of Indemnification Payments 72

8.10	Exclusive Remedy 72

ARTICLE IX	GENERAL PROVISIONS 73

9.1	Notices 73

9.2	Amendment or Waiver 74

9.3	Interpretation 74

9.4	Counterparts 74

9.5	Entire Agreement; Non-assignability; Parties in Interest 74

9.6	Assignment 75

9.7	Severability 75

9.8	Remedies Cumulative 75

9.9	Governing Law 75

9.10	Rules of Construction 75

9.11	WAIVER OF JURY TRIAL 75

9.12	Waiver of Conflicts; Privilege 76

SCHEDULES
Schedule A     Company Stockholders
Schedule B    Outstanding Account Receivables
Schedule C    Notices, Consents, Waivers and Approvals
Schedule D    Contracts to be Terminated
Schedule E    Employee Benefit Plans to be Terminated
Schedule F    Top 20 Customers MM Run Rate
Schedule G    Certain Company Personnel and Other Matters
Schedule H    Bonus Awards and Share Transfers
EXHIBITS
Exhibit A    Joinder Agreement
Exhibit B    Company Stockholder Consent
Exhibit C    Working Capital Methodology

v

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 9, 2018 (the “Agreement Date”), by and among MONGODB, INC., a Delaware corporation (“Acquirer”), MAMMOTH MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Acquirer (“Sub”), OBJECTLABS CORPORATION, a Delaware corporation (the “Company”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Effective Time Holders (the “Stockholders’ Agent”).
RECITALS
A.The board of directors of the Company (the “Company Board”) and the boards of directors of Sub and Acquirer (or, with respect to Acquirer, a duly authorized committee of its board of directors) have determined that it would be advisable and in the best interests of the securityholders of their respective companies that Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly owned subsidiary of Acquirer, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions contemplated by this Agreement.
B.    Acquirer, Sub and the Company desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.
C.    Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquirer to enter into this Agreement, the Founders are executing (i) employee offer letters with Acquirer, together with Acquirer’s customary proprietary inventions assignment agreement (collectively, the “Offer Packages”) and (ii) restrictive covenant agreements (the “Restrictive Covenant Agreements”), in each case, to become effective upon the Closing in accordance with its terms.
D.    Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquirer to enter into this Agreement, each Founder, on the one hand, and Acquirer, on the other hand, are each executing a Consideration Holdback Agreement (the “Founder Holdback Agreements”), in each case, to become effective upon the Closing in accordance with its terms.
E.    Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquirer to enter into this Agreement, the Company is delivering to Acquirer an executed joinder agreement substantially in the form attached hereto as Exhibit A (the “Joinder Agreement”) and an executed written consent substantially in the form attached hereto as Exhibit B (the “Company Stockholder Consent”) approving the Merger and adopting this Agreement, in each case, from the Company Stockholders listed on Schedule A.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as set forth herein.
Article I

THE MERGER
1.1    Certain Definitions.
(a)    As used in this Agreement, the following terms shall have the meanings indicated below:

“Acquirer Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Good Standing), Subsections (a) and (b) of Section 3.2 (Authority).
“Acquisition Proposal” shall mean, with respect to the Company or its Subsidiary, any agreement, offer, discussion, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquirer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving an Acquisition Transaction.
“Acquisition Transaction” shall mean (i) the purchase, issuance, grant, or disposition of (a) any capital stock or other securities of the Company or its Subsidiary, other than pursuant to equity incentives previously granted under the Company Equity Plan, or in the normal course in connection with the issuance of equity to existing or new employees or other service providers, or (b) of all or any part of the assets of the Company, other than the sale of products and services or license of intellectual property in connection therewith (in each case, in the ordinary course of business) or (ii) any merger, consolidation, business combination or similar transaction involving the Company or its Subsidiary, in each case other than with Acquirer or its Affiliates.
“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.
“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, California.
“Calculation Time” means 11:59 p.m. (Pacific time) on the day immediately prior to the Closing Date.
“California Law” or “CGCL” means the General Corporation Law of the State of California.
“Cash” means, without duplication, (i) cash and cash equivalents (marketable securities and short term investments and checks received by the Company or its Subsidiary prior to the Closing) of the Company and its Subsidiary calculated in accordance with GAAP, plus (ii) the Outstanding Account Receivables (solely to the extent received by the Surviving Corporation, the Company or its Subsidiary as of 11:59 PM on November 10, 2018), minus (iii) any customer overpayment liabilities or obligations (which, for the avoidance of doubt, shall not include (x) deferred revenue or (y) customer prepayments, but solely to the extent not resulting in a customer overpayment liability or obligation), in each case, calculated as of the Calculation Time; provided that “Cash” shall not include any (a) cash and cash equivalents that would be deemed “restricted cash” determined in accordance with GAAP or (b) uncleared check issued by the Company or its Subsidiary but not yet presented for payment by the recipient as of the Calculation Time.
“Closing Per Share Amount” means the Per Share Amount, minus the Escrow Per Share Amount, minus the Expense Fund Per Share Amount, minus, solely with respect to a share of Company Common Stock held by a Founder, the Founder Holdback Per Share Amount.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Accounting Principles” shall mean GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the balance sheet included in the Financial Statements; provided that, if there is a conflict between GAAP and such methodologies, practices, estimation techniques, assumptions and principles, GAAP shall control.
“Company Capital Stock” means the capital stock of the Company, including the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value of $0.0001 per share, of the Company.
“Company Equity Plans” means each equity award plan, program or arrangement of the Company, collectively, including the Company’s 2011 Equity Incentive Plan, as amended.
“Company Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Organization, Standing and Power), 2.2 (Capital Structure), subsections (a) and (b) of Section 2.3 (Authority) and Section 2.12 (Taxes).
“Company Indebtedness” means, with respect to the Company and its Subsidiary at any date of determination, without duplication: (i) all obligations for borrowed money; (ii) all obligations in respect of letters of credit, to the extent actually then drawn; (iii) any accrued interest related to any of the foregoing; (iv) all obligations required to be treated as capital leases in accordance with GAAP; (v) indebtedness referred to above that is directly or indirectly guaranteed by the Company or its Subsidiary or secured by an Encumbrance upon any property, right or asset of, the Company or its Subsidiary; (vi) obligations for deferred compensation, post-retirement welfare benefits and unfunded or underfunded pensions; and (vii) any make-whole amounts, expenses, fees, penalties or premiums payable in connection with the repayment of any of the indebtedness described in clauses (i) through (vi). For the avoidance of doubt, Company Indebtedness shall not include any Company Transaction Expenses and shall be calculated as of immediately prior to the Closing.
“Company Optionholders” means the holders of outstanding Company Options.
“Company Options” means options to purchase shares of Company Common Stock.
“Company Preferred Stock” means the Company Series A Stock and the Company Series B Stock.
“Company Securityholders” means, collectively, the Company Stockholders and the Company Optionholders.
“Company Series A Stock” means the Series A Preferred Stock, par value $0.00001 per share, of the Company.
“Company Series B Stock” means the Series B Preferred Stock, par value $0.00001 per share, of the Company.
“Company Stockholders” means the holders of shares of outstanding Company Capital Stock.
“Company Transaction Expenses” means, all fees and expenses, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (including holders of Company Capital Stock and Company Options) incurred by or on behalf of the Company or its Subsidiary at or prior to the Effective Time in connection with the negotiation, consummation and/or effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including, without limitation, (i) any payments owed by the Company or its Subsidiary as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the Merger, (ii) any bonus, change-in-control payments or similar payment obligations of the Company with “single-trigger” provisions that are triggered at and as of the consummation of the transactions contemplated hereby that become due and payable in connection therewith, (iii) the cost of the D&O Insurance, and (iv) Transaction Payroll Taxes. For the avoidance of doubt, Company Transaction Expenses shall be calculated as of immediately prior to the Closing (except with respect to Transaction Payroll Taxes, which shall be calculated as of 11:59 p.m. local time for each location of the Company or its Subsidiary, on the Closing Date).

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date.
“Delaware Law” means the General Corporation Law of the State of Delaware.
“Designated Exchange Rate” means, in respect of any date, the rate of exchange from the applicable foreign currency to Dollars as published by the Wall Street Journal at http://online.wsj.com/mdc/public/page/2_3021-forex.html for the end of the trading day prior to such date.
“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenters’ rights shall have been perfected (and not withdrawn) in accordance with Delaware Law or California Law in connection with the Merger.
“Dollars” or “$,” when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.
“Downward Closing Working Capital Adjustment” means the amount, if any, by which Estimated Working Capital is less than the Target Working Capital; provided, there shall be no such adjustment if the Estimated Working Capital is greater than or equal to the Target Working Capital Minimum.
“Effective Time Holders” means the Company Stockholders as of immediately prior to the Effective Time (other than a holder of solely shares of Company Capital Stock that constitute and remain Dissenting Shares).
“EMI Code” has the meaning given to in in ITEPA.
“Employee Costs” means any costs or Liabilities, at or following the Closing, resulting from (i) the termination of the Contracts between the Company and any PEO in accordance with the terms of such Contracts as they exist as of the Effective Time; (ii) providing or otherwise arranging for COBRA continuation coverage for former employees of the Company (as of the Effective Time) under a group health plan of a PEO or a group health plan of Acquirer or any of its Affiliates, but, in each case, solely to the extent the reason for providing or otherwise arranging for such COBRA continuing coverage results from the termination of a Contract between the Company and any PEO in accordance with the terms of such Contracts as they exist as of the Effective Time; and (iii) the aggregate amount of multi-year, annual, quarterly, and/or periodic bonuses and accrued paid time off, and other non-equity incentives for current or former employees, executive officers, directors or other individual service providers of the Company or any of its Subsidiaries in respect of any year prior to or in which the Closing occurs, or performance period prior to the Closing (including the Transaction Payroll Taxes in respect thereof).
“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction, exclusive license or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).
“Environmental and Safety Laws” means any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or that are intended to assure the safety of employees, workers or other Persons, including the public.

“Escrow Agent” means SunTrust Bank.
“Escrow Cash” means an amount of cash equal to $10,200,000.
“Escrow Per Share Amount” means an amount of cash equal to the Escrow Cash divided by the Outstanding Company Capital Stock.
“Excess Cash Amount” means any Cash in excess of the Minimum Cash Amount.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Expense Fund Per Share Amount” means an amount of cash equal to the Expense Fund Amount divided by the Outstanding Company Capital Stock.
“Facilities” means all buildings and improvements on the Property.
“Founder Holdback Amount” means, with respect to each Founder, an amount equal to sixty percent (60%) of the consideration that such Founder is entitled to in respect of the Company Capital Stock and Vested Company Options held by such Founder at the Effective Time pursuant to Section 1.9.
“Founder Holdback Per Share Amount” means, with respect to each Founder, their respective Founder Holdback Amount divided by the total number of shares of Company Common Stock held by the Founder as of the Effective Time.
“Founders” means Angela Shulman and Will Shulman.
“Fully-Diluted Company Stock” means the sum, without duplication, of the aggregate number of shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time (on an as-converted to Company Common Stock basis) or issuable upon the exercise of Vested Company Options or other direct or indirect rights to acquire shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time (solely to the extent vested and exercisable); provided that all Unvested Company Options and other direct or indirect rights to acquire shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time (to the extent unvested and/or unexercisable) and that are cancelled at the Effective Time pursuant to the first sentence of Section 1.9(a)(v) shall be excluded from the calculation of the Fully-Diluted Company Stock.
“GAAP” means United States generally accepted accounting principles applied on a consistent basis.
“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.
“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.
“Hazardous Materials” means any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.

“Indemnifiable Company Indebtedness” means any Company Indebtedness existing at the Effective Time that has not been taken into account in the calculation of Final Company Indebtedness. All Indemnifiable Company Indebtedness shall constitute “Indemnifiable Damages” for purposes of Article VIII without regard to the Threshold.
“Indemnifiable Company Transaction Expenses” means any Company Transaction Expenses that have not been taken into account in the calculation of Final Company Transaction Expenses. All Indemnifiable Company Transaction Expenses shall constitute “Indemnifiable Damages” for purposes of Article VIII without regard to the Threshold.
“ITEPA” means Income Tax (Earnings and Pensions) Act 2003.
“Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of the individuals set forth on Section 1 of Schedule G attached hereto.
“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to any of their respective assets, properties or businesses.
“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Legal Requirement and those arising under any Contract.
“Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or is reasonably likely to, (i) be materially adverse in relation to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements, except in each case, to the extent that any such Effect directly results from and none of the following, either alone or in combination, shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (A) changes in general economic conditions, so long as the effects do not disproportionately impact the Company and its Subsidiary (taken as a whole) relative to other participants in the industries in which the Company and its Subsidiary participates, (B) changes affecting the industry generally in which the Company and its Subsidiary (taken as a whole) participates, so long as the effects do not disproportionately impact the Company and its Subsidiary (taken as a whole) relative to other participants in the industries in which the Company and its Subsidiary participates, (C) changes in GAAP or applicable Legal Requirements after the Agreement Date, so long as the effects do not disproportionately impact the Company and its Subsidiary (taken as a whole) relative to other participants in the industries in which the Company or its Subsidiary participates, (D) the taking or not taking of any action contemplated by this Agreement and the transactions contemplated hereby or at the request of Acquirer, (E) the announcement and pendency of this Agreement and the transactions contemplated hereby and (F) the failure, in and of itself, to achieve any projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items, provided that this clause (F) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect.
“Minimum Cash Amount” means $1,000,000.

“Outstanding Account Receivables” means the account receivables set forth on Schedule B.
“Outstanding Company Capital Stock” means the sum, without duplication, of the aggregate number of shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time (on an as-converted to Company Common Stock basis).
“Per Share Amount” means an amount of cash equal to the (i) sum of Total Merger Consideration and the aggregate exercise price of all in-the-money Vested Company Options (ii) divided by the Fully-Diluted Company Stock.
“Permitted Encumbrances” means (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business for amounts which are not yet delinquent or being contested in good faith and for which adequate reserves have been established, (iv) liens created by Acquirer or its successors and assigns and (v) non-exclusive object code licenses of Company Products or rights of use of the Company Products for SaaS products granted to customers of the Company in the ordinary course of business consistent with past practice.
“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.
“Post-Closing Tax Period” means any taxable year or other period that begins after the Closing Date, and with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date, including the portion of any Straddle Period through the end of the Closing Date.
“Pre-Closing Taxes” means (i) any Taxes of the Company that are attributable to or imposed with respect to any Pre-Closing Tax Period, (ii) any Transfer Taxes, (iii) any Taxes of any Person imposed on the Company as a transferee or successor, by Contract or by operation of law, or otherwise, which Taxes relate to an event or transaction occurring before the Closing, and (iv) any Taxes imposed on any member of a consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or corresponding provision under state, local or non-U.S. law. For the avoidance of doubt, Transaction Payroll Taxes shall not be included in the calculation of Pre-Closing Taxes.
“Pro Rata Share” means, with respect to a particular Effective Time Holder, a percentage determined by dividing the number of shares of Company Capital Stock held by such Effective Time Holder as of the Effective Time (on an as-converted to Company Common Stock basis) by the Outstanding Company Capital Stock.
“Property” means all real property leased or owned by the Company either currently or in the past.
“Restricted Parties” means any Persons included on any restricted party lists maintained by the United States, or any other country with jurisdiction over the products or operations of the Company, including the U.S. Treasury Department’s Office of Foreign Assets Control’s Specially Designated Nationals and Foreign Sanctions Evaders Lists, the U.S. Commerce Department’s Entity List, Denied Persons List and Unverified List, and the U.S. Department of State’s Debarred List.

“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than fifty percent (50%) of the voting power of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or similar governing body.
“Target Working Capital” means $2,300,000.
“Target Working Capital Minimum” means Target Working Capital minus $50,000.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, escheat, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee that is in the nature of a tax or other like assessment or similar charge, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
“Tax Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Entity or any arbitrator or arbitration panel with respect to Taxes of the Company or any Subsidiary.
“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment and information returns and reports) required to be filed with respect to Taxes, including, for avoidance of doubt, any return to extend the deadline for the filing of any such return.
“Total Adjusted Merger Consideration” means Total Merger Consideration minus the aggregate Vested Company Option Cash Out Amount payable all holders of Vested Company Options pursuant to Section 1.9(a)(iv).
“Total Merger Consideration” means (i) $68,000,000, minus (ii) Estimated Company Transaction Expenses, minus (iii) Estimated Company Indebtedness, minus (iv) the Downward Closing Working Capital Adjustment, plus (v) the Estimated Excess Cash Amount.
“Transaction Payroll Taxes” means any employer portion of payroll or employment Taxes incurred by the Company (or a Subsidiary of the Company) on or prior to the Effective Time, in connection with the Vested Company Option Cash Out Amount, Company Transaction Expenses and any other compensatory payments made in connection with the transactions contemplated by this Agreement.

“Unvested Company Option” means any Company Option (or portion thereof) that is unvested immediately prior to the Effective Time, and does not vest as a result of the occurrence of the Merger at the Effective Time.
“Vested Company Option” means any Company Option (or portion thereof) that is vested and outstanding immediately prior to the Effective Time, after taking into account any Company Option (or portion thereof) that, as a result of the Merger, will accelerate and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions.
“Working Capital” means the amount equal to the current assets of the Company and its Subsidiary minus the current liabilities of the Company and its Subsidiary; provided that, for the avoidance of doubt, (i) current assets shall not include any deferred Tax assets, any Cash or any Outstanding Account Receivables and (ii) current liabilities shall include Pre-Closing Taxes and the items set forth in subsections (iii) of the definition of Employee Costs, but shall not include (a) Company Indebtedness, (b) any deferred Tax liabilities, (c) any Company Transaction Expenses or (d) items set forth in subsections (i) or (ii) of the definition of Employee Costs. For the avoidance of doubt, Working Capital shall be calculated in accordance (x) with the Company Accounting Principles, (y) as of the Calculation Time, (z) on a consolidated basis and (aa) the methodology set forth on the Exhibit C.
(b)    Other capitalized terms used herein and not defined in this Section 1.1(a) have the meanings ascribed to such terms in the following:

Defined Term	Section Reference	Defined Term	Section Reference
280G Stockholder Approval
Accounting Arbitrator
Acquirer
Actual Cash
Actual Company Indebtedness
Actual Company Transaction Expenses
Actual Excess Cash Amount
Actual Working Capital
Advisory Group
Agreement
Agreement Date
Certificate of Merger
Certificates
Claims Period
Closing
Closing Date
Closing Spreadsheet
Company
Company Authorizations
Company Balance Sheet Date
Company Board
Company Disclosure Schedule
Company Employee Plan
Company IP Rights
Company IP Rights Agreements
Company Products
Company Registered Intellectual Property
Company Representatives
Company Source Code
Company Stockholder Approval

See 5.14
See 1.17(c)(ii)
See Preamble
See 1.17(b)
See 1.17(b)
See 1.17(b)
See 1.17(b)
See 1.17(b)
See 8.7(b), See
See Preamble
See Preamble
See 1.2
See 1.10(g)(i)
See 8.4
See 1.3
See 1.3
See 5.9
See Preamble
See 2.8(b)
See 2.4(b)
See Recital A
See Article II
See 2.13(a)
See 2.10(a)(i)
See 2.10(i)
See 2.10(a)(iii)
See 2.10(a)(iv)

See 5.5(a)
See 2.10(a)(v)
See 2.3(a)

Company Stockholder Consent
Company Voting Debt
Company-Owned IP Rights
Confidential Information
Confidentiality Agreement
Contaminants
Continuing Employees
D&O Indemnified Parties
D&O Insurance
Dispute Notice
Effective Time
Employee
ERISA
ERISA Affiliate
Escrow Agreement
Escrow Fund
Escrow Period
Escrow Release Date
Estimated Cash
Estimated Company Indebtedness
Estimated Company Transaction Expenses
Estimated Excess Cash Amount
Estimated Working Capital
Expense Fund
Expense Fund Amount
Fenwick
Final Cash
Final Company Indebtedness
Final Company Transaction Expenses
Final Excess Cash Amount

See Recital E
See 2.2(e)
See 2.10(a)(ii)
See 2.10(t)
See 5.3(a)
See 2.10(x)
See 5.19(a)
See 5.18(b)
See 5.18(a)
See 1.17(c)(ii)
See 1.5
See 2.13(a)
See 2.13(a)
See 2.13(a)
See 1.4(a)(ii)
See 1.10(b)(i)
See 8.4
See 1.10(b)(iii)
See 1.17(a)
See 1.17(a)
See 1.17(a)

See 1.17(a)
See 1.17(a)
See 8.7(c)
See 1.10(c)
See 9.12
See 1.17(b)
See 1.17(b)
See 1.17(b)

See 1.17(b)

Final Total Adjusted Merger Consideration
Final Working Capital
Financial Statements
FIRPTA Notification
FIRPTA Statement
Founder Holdback Agreements
Fundamental Claims
Fundamental Claims Period
Fundamental Rep Claim
HIPAA
HMRC Agreed Value
Indemnifiable Damages
Indemnifiable Settlement
Indemnified Person
Information Privacy and Security Laws
Intellectual Property
Interested Parties
Invoice
IT Assets
Joinder Agreement
Joint Instruction
Letter of Transmittal
Material Contract
Merger
New Litigation Claim
Offer Packages
Officer’s Certificate
Open Source Materials
Option Cancellation Agreement
Parachute Payment Waiver
Paying Agent Agreement

See 1.17(d)
See 1.17(b)
See 2.4(a)
See 1.4(a)(b)(xii)
See 1.4(a)(b)(xii)
See Recital D
See 8.3(b)
See 8.4
See 8.3(a)
See 2.10(a)(vi)
See 2.2(d)
See 8.2
See 8.8
See 8.2
See 2.10(a)(vii)
See 2.10(a)(viii)
See 2.14
See 1.4(b)(xiv)
See 2.10(a)(ix)
See Recital E
See 1.10(b)(iii)
See 1.10(g)(i)
See 2.18(a)
See Recital A
See 5.7
See Recital C
See 8.5(a)
See 2.10(u)
See 1.4(a)(b)(xiii)
See 1.4(b)(vi)
See 1.10(f)

Payoff Letter
PCI DSS
PEO
PEO Company Employee Plan
Post-Closing Statement
Pre-Closing Period
Pre-Closing Statement
Protected Information
Real Property Lease
Restrictive Covenant Agreements
Section 280G Payments
Security Assessment
Security Breach
Significant Customer
Significant Supplier
Statement No. 5
Stockholder Notice
Stockholders’ Agent

Stockholders’ Agent Engagement Agreement
Stockholders’ Agent Expenses
Stockholders’ Agent Group
Straddle Period
Sub
Surviving Corporation
Tax Claim
Termination Date
Third-Party Intellectual Property Rights
Threshold
Transaction Dispute
UK Company Options
Vested Company Option Cash Out Amount
WARN Act

See 1.4(b)(xiv)
See 2.10(a)(x)
See 2.13(a)
See 2.13(a)
See 1.17(b)
See 4.1
See 1.17(a)
See 2.10(a)(xi)
See 2.9(b)
See Recital C
See 5.14
See 2.10(ii)
See 2.10(a)(xii)
See 2.20(a)
See 2.20(b)
See 2.4(c)
See 5.1(b)
See 8.7(a), See Preamble
See 8.7(b)

See 8.7(b)
See 8.7(b)
See 5.17(c)
See Preamble
See 1.2
See 5.17(e)
See 7.1(b)
See 2.10(a)(xiii)
See 8.3(a)
See 9.12
See 2.2(d)
See 1.9(a)(iv)

See 2.13(r)

1.2    The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger, in a form reasonably acceptable to the Company and Acquirer (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly owned subsidiary of Acquirer. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”
1.3    Closing. Unless this Agreement is earlier terminated in accordance with Section 7.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place within three (3) Business Days, or such other time and date as may be agreed by the parties hereto, after the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), but no earlier than November 1, 2018. The Closing shall take place at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, CA 94304 or at such other location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.4    Closing Deliveries.
(a)    Acquirer Deliveries. Acquirer shall deliver to the Company, at or prior to the Closing, each of the following:
(i)    a certificate, dated as of the Closing Date, executed on behalf of Acquirer by a duly authorized officer of Acquirer to the effect that each of the conditions set forth in Section 6.2 has been satisfied; and
(ii)    an Escrow Agreement, in a form reasonably acceptable to the Company and Acquirer (the “Escrow Agreement”), dated as of the Closing Date and executed by Acquirer and the Escrow Agent.
(b)    Company Deliveries. The Company shall deliver to Acquirer, at or prior to the Closing, each of the following:
(i)    a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 6.3 has been satisfied;
(ii)    a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (A) certificate of incorporation, (B) bylaws, (C) board resolutions approving the Merger and this Agreement and declaring the advisability thereof and (D) stockholder resolutions approving the adoption of this Agreement;
(iii)    the Escrow Agreement, dated as of the Closing Date and executed by the Stockholders’ Agent;
(iv)    an unrevoked Joinder Agreement, executed by the Company Stockholders in the aggregate holding at least ninety-five percent (95%) of the Company Capital Stock (voting as a single class, on an as-converted to Common Stock basis) as of immediately prior to the Closing, including each Company Stockholder listed on Schedule A;
(v)    if requested by Acquirer, evidence satisfactory to Acquirer of (A) the resignation of each of the directors and each of the officers of the Company and its Subsidiary in office immediately prior to the Closing as directors and/or officers, as applicable, of the Company and its Subsidiary, effective no later than immediately prior to the Effective Time, and (B) the appointment of new officers and directors of the Company, which appointments are to become effective at the Effective Time;
(vi)    a Parachute Payment Waiver, in a form reasonably acceptable to the Company and Acquirer (a “Parachute Payment Waiver”), executed by each Person required to execute such a waiver pursuant to Section 5.13;
(vii)    a certificate from the Secretary of State of the States of Delaware and California dated within three (3) days prior to the Closing Date certifying that the Company is in good standing and, to the extent such information is provided by such jurisdiction, that all applicable Taxes and fees of the Company through and including the Closing Date have been paid;
(viii)    [intentionally omitted];

(ix)    evidence reasonably satisfactory to Acquirer that each of the Contracts set forth on Schedule D has been terminated (or will be terminated as of the Effective Time) and is of no further force or effect (or will be of no further force or effect as of the Effective Time;
(x)    evidence of the termination of any Company Employee Plan set forth on Schedule E;
(xi)    the Closing Spreadsheet completed to include all of the information specified in Section 5.9 in a form reasonably acceptable to Acquirer and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying that such Closing Spreadsheet is true, correct and complete;
(xii)    a statement from the Company, dated as of the Closing Date and conforming to the requirements of Regulations Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3), certifying that the Company is not, and has never been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code (the “FIRPTA Statement”) and a notice to the Internal Revenue Service in accordance with the requirements under Treasury Regulations Section 1.897-2(h)(2), dated as of the Closing Date (the “FIRPTA Notification”) together with written authorization for Acquirer to deliver the FIRPTA Notification and a copy of the FIRPTA Statement to the Internal Revenue Service on behalf of the Company after the Closing, in each case in form and substance reasonably satisfactory to Acquirer and duly executed by the Company and signed by a responsible corporate officer of the Company;
(xiii)    an option cancellation agreement, in a form reasonably acceptable to the Company and Acquirer (the “Option Cancellation Agreement”), from holders representing at least 90% of the Vested Company Options issued and outstanding as of immediately prior to the Effective Time;
(xiv)    (A) an executed payoff letter, dated no more than three (3) Business Days prior to the Closing Date, with respect to all borrowed money indebtedness outstanding as of immediately prior to the Closing to (x) satisfy such Estimated Company Indebtedness as of the Closing Date and (y) terminate and release any Encumbrances related thereto (each, a “Payoff Letter”); and (B) an invoice from each advisor or other service provider to the Company (other than any employee, director or officer of the Company), dated no more than three (3) Business Days prior to the Closing Date, with respect to all Estimated Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date (each, an “Invoice”), along with, in each case, a properly completed Form W-9, or the appropriate version of IRS Form W-8, if applicable, from each Person receiving any payment in satisfaction of Estimated Company Indebtedness or Estimated Company Transaction Expenses in connection with the Closing;
(xv)    a duly executed stock transfer agreement, in a form reasonably acceptable to Acquirer, with respect of the Company Capital Stock transferred by a Founder to the individuals and in the amount reflected on Schedule H; and
(xvi)    a duly executed bonus acknowledgement agreement, in a form reasonably acceptable to Acquirer, from individuals who shall receive ninety percent (90%) of the aggregate value of the 2018 Annual Bonus and Transaction Bonuses as set forth on Schedule H.
1.5    Effective Time. At the Closing, after the satisfaction or waiver of each of the conditions set forth in Article VI, Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Acquirer and the Company in writing (and set forth in the Certificate of Merger) being referred to herein as the “Effective Time”).
1.6    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become debts, liabilities and duties of the Surviving Corporation.
1.7    Certificate of Incorporation and Bylaws.
(a)    At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in the Certificate of Merger, until thereafter amended as provided by Delaware Law.
(b)    At the Effective Time, the bylaws of the Surviving Corporation shall be amended in their entirety to read as the bylaws of Sub, until thereafter amended as provided by Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws.
1.8    Directors and Officers.
(a)    At the Effective Time, the members of the board of directors of Sub immediately prior to the Effective Time shall be appointed as the members of the board of directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified.
(b)    At the Effective Time, the officers of Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed.
1.9    Effect on the Company Capital Stock and Company Options.
(a)    Company Capital Stock, Company Options. On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any Company Securityholder:
(i)    Company Series A Stock. At the Effective Time, each share of Company Series A Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into, subject to and in accordance with Section 1.10, (1) the right to receive an amount of cash (without interest) equal to the Closing Per Share Amount and (1) the contingent right to receive the Escrow Per Share Amount and Expense Fund Per Share Amount (in each case, as provided in this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein). The amount of cash each Company Stockholder is entitled to receive for the shares of Company Series A Stock held by such Company Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Series A Stock held by such Company Stockholder.
(ii)    Company Series B Stock. At the Effective Time, each share of Company Series B Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into, subject to and in accordance with Section 1.10, (1) the right to receive an amount of cash (without interest) equal to the Closing Per Share Amount and (1) the contingent right to receive the Escrow Per Share Amount and Expense Fund Per Share Amount (in each case, as provided in this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein). The amount of cash each Company Stockholder is entitled to receive for the shares of Company Series B Stock held by such Company Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Series B Stock held by such Company Stockholder.
(iii)    Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into, subject to and in accordance with Section 1.10, (1) the right to receive an amount of cash (without interest) equal to the Closing Per Share Amount and (1) the contingent right to receive the Escrow Per Share Amount, Expense Fund Per Share Amount and, solely with respect to a share of Company Common Stock held by a Founder, the Founder Holdback Per Share Amount (in each case, as provided in this Agreement, the Escrow Agreement and with respect to the Founders, the Founder Holdback Agreements, at the respective times and subject to the contingencies specified herein and therein). The amount of cash each Company Stockholder is entitled to receive for the shares of Company Common Stock held by such Company Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such Company Stockholder.
(iv)    Vested Company Options. Each Vested Company Option outstanding as of immediately prior to the Effective Time (including Unvested Company Options (or portion thereof) that accelerate by their terms and become Vested Company Options at the Effective Time) shall be cancelled and converted automatically at the Effective Time into the right to receive with respect to each share subject thereto, an amount in cash, without interest, equal to the excess, if any, of the Per Share Amount for each share of Company Common Stock issuable upon the exercise in full of such Vested Company Option over the per share exercise price of such Vested Company Option (such excess amount being hereinafter referred to as the “Vested Company Option Cash Out Amount”), each in accordance with, and subject to, the terms and conditions set forth in this Agreement. Vested Company Options with a per share exercise price greater than or equal to the Per Share Amount shall be cancelled without consideration. The payment of the Vested Company Option Cash Out Amount to any holder of Vested Company Options shall, subject to delivery by such holder of an executed Option Cancellation Agreement to Acquirer, be paid to the Surviving Corporation for further payment, as soon as practicable (but in no event later than the second regular payroll date after the Effective Time), to such holders of Vested Company Options through the Surviving Corporation’s payroll processing system net of applicable Tax withholding. For purposes of calculating the aggregate amount of consideration payable to each holder of a Vested Company Option pursuant to this Section 1.9(a)(iv), (A) all shares of Company Common Stock issuable upon the exercise in full of the Vested Company Options held by each holder of Vested Company Options shall be aggregated and (B) the amount of cash to be paid to each such holder of Vested Company Options shall be rounded down to the nearest whole cent.
(v)    Unvested Company Options. No Unvested Company Options shall be assumed by Acquirer, substituted with any equivalent option or right to purchase capital stock of the Acquirer, the Surviving Corporation or any of its Affiliates or otherwise continued by Acquirer or any of its Affiliates (including the Surviving Corporation) in connection with the Merger or the other transactions contemplated by this Agreement. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, all Unvested Company Options outstanding immediately prior to the Effective Time (except for Unvested Company Options (or any portion thereof) that accelerate by their terms and become Vested Company Options at the Effective Time) shall be cancelled and extinguished without any present or future right to receive any portion of the Total Merger Consideration or any other consideration.
(vi)    Total Merger Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration paid by Acquirer to the Company Securityholders exceed the Final Total Adjusted Merger Consideration.
(vii)    Capital Stock of Sub. Each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

(b)    Treatment of Shares of Company Capital Stock Owned by the Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.
(c)    Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties hereto the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
(d)    Appraisal Rights. Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the cash amount provided for in Section 1.9(a), but shall instead be converted into such rights as are granted to such holders by Delaware Law or California Law, as the case may be. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law or California Law, as the case may be, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law or California Law, as applicable (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the cash payable pursuant to Section 1.9(a) in respect of such shares as if such shares never had been Dissenting Shares, and Acquirer shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.10(c), following the satisfaction of the applicable conditions set forth in Section 1.10(c), the amount of cash to which such holder would be entitled in respect thereof under this Section 1.9 as if such shares never had been Dissenting Shares. The Company shall give Acquirer (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law or California Law and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under Delaware Law or California Law. The Company shall not, except with the prior written consent of Acquirer, or as otherwise required under Delaware Law or California Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The payout of consideration under this Agreement to the Company Stockholders (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.9(d) and under Delaware Law or California Law, as applicable) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under Delaware Law or California Law by any other Company Stockholder.
(e)    Rights Not Transferable. The rights of the Company Securityholders as of immediately prior to the Effective Time are personal to each such Company Securityholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

1.10    Payment of Total Merger Consideration; Escrow Fund; Exchange Procedures; Other.
(a)    Total Merger Consideration.
(i)    At or immediately following the Closing, and in any event within one Business Day, Acquirer or a direct or indirect subsidiary of Acquirer shall transfer, by wire transfer of immediately available funds, to the Paying Agent for exchange in accordance with this Section 1.10, through such reasonable procedures as Acquirer may adopt, the aggregate amount of cash payable pursuant to Section 1.9(a)(i)(A), Section 1.9(a)(ii)(A) and Section 1.9(a)(iii)(A).
(ii)    At or immediately following the Closing, and in any event within one Business Day, Acquirer or a direct or indirect subsidiary of Acquirer shall deliver to the Surviving Corporation, for further distribution to the Company Optionholders in accordance with Section 1.9(a)(iv), the aggregate Vested Company Option Cash Out Amount payable to all holders of Vested Company Options pursuant to Section 1.9(a)(iv).
(b)    Escrow Fund.
(i)    At or immediately the Closing, and in any event within one Business Day, Acquirer or a direct or indirect subsidiary of Acquirer shall transfer, by wire transfer of immediately available funds, the Escrow Cash to the Escrow Agent to hold in trust as an escrow fund (the “Escrow Fund”) under the terms of this Agreement and the Escrow Agreement.
(ii)    The Escrow Fund shall be available to compensate Acquirer (on behalf of itself or any other Indemnified Person) for Indemnifiable Damages pursuant to the indemnification obligations of the Effective Time Holders set forth in Article VIII and for any amounts owing to Acquirer as finally determined pursuant to Section 1.17(d).
(iii)    Within five (5) Business Days following the expiration of the Escrow Period (the “Escrow Release Date”), each of Acquirer and the Stockholders’ Agent shall deliver a joint written instrument in accordance with the terms of the Escrow Agreement (a “Joint Instruction”) directing the Escrow Agent to distribute to the Paying Agent, for further distribution to the Effective Time Holders (based on each Effective Time Holder’s Pro Rata Share of such distribution) the Escrow Cash then remaining in the Escrow Fund less that portion of the Escrow Fund equal to the sum of (1) the amount of Indemnifiable Damages payable pursuant to Article VIII in connection with claims for indemnification that have been settled as of the Escrow Release Date but remain unsatisfied and (2) the amount of Indemnifiable Damages stated in any Officer Certificate delivered to the Stockholders’ Agent pursuant to Article VIII on or prior to the expiration of the Escrow Period that remains unsettled or disputed. Any portion of the Escrow Cash then remaining in the Escrow Fund held by the Escrow Agent following the Escrow Release Date with respect to pending but unresolved claims for indemnification that is not distributed to Acquirer or other Indemnified Persons from the Escrow Fund upon the final resolution of such claims in accordance with the terms of this Agreement, shall be distributed by the Escrow Agent to the Paying Agent (for further distribution to the Effective Time Holders in accordance with each such Effective Time Holder’s Pro Rata Share) upon delivery of a Joint Instruction by Acquirer and the Stockholders’ Agent directing the Escrow Agent to make such distribution (and each of Acquirer and the Stockholders’ Agent agree to provide the Escrow Agent with such Joint Instruction, as applicable, following the final resolution of any such claim).
(iv)    The parties hereto acknowledge and agree that the Escrow Fund is intended to be part of the aggregate acquisition consideration payable in exchange for Company Capital Stock in accordance with this Agreement. Acquirer and the Company agree that: (i) except with respect to interest imputed described in clause (ii) the parties agree to report payments of the Escrow Fund for U.S. federal, state and foreign income Tax purposes consistent with such treatment unless otherwise required by a change in applicable law following the date hereof or a “determination” within the meaning of Section 1313 of the Code, (ii) if and to the extent any part of the Escrow Fund is actually distributed to the Effective Time Holders, interest may be imputed on such amount payable as required by Sections 483 or 1274 of the Code, and (iii) the Effective Time Holders shall be required to report as interest income, and Acquirer shall be entitled to deduct as interest expense, to the extent permitted by applicable law, the imputed interest amount described in preceding clause (ii).
(c)    Expense Fund. At or immediately following the Closing, and in any event within one Business Day, Acquirer shall transfer, by wire transfer of immediately available funds, $150,000 (the “Expense Fund Amount”) to the Stockholders’ Agent for use as set forth in Section 8.7.
(d)    Founder Holdback. Notwithstanding any provision herein to the contrary, with respect to each Founder, an amount equal to the Founder Holdback Per Share Amount with respect to each share of Company Common Stock held by such Founder otherwise payable to such Founder pursuant Section 1.9(a)(iii), as set forth in the applicable Founder’s Founder Holdback Agreement, shall not be paid to such Founder at Closing, and all such unpaid amounts shall become payable subject to vesting and the other terms and conditions set forth in this Agreement and the applicable Founder’s Founder Holdback Agreement. Acquirer acknowledges and agrees that the Founder Holdback Per Share Amount payable to the Founder shall be treated for Tax purposes in accordance with Section 6 of each Founder Holdback Agreement.
(e)    Company Transaction Expenses and Company Indebtedness. At the Closing, Acquirer shall, by wire transfer of immediately available funds, on behalf of the Company and its Subsidiary, pay (i) to each lender and applicable account designated on the Closing Spreadsheet in the applicable Payoff Letter, the amount of Company Indebtedness due at Closing to such lender and (ii) all Company Transaction Expenses payable to an advisor or other service provider to the Company and its Subsidiary (other than any employee, director or officer) that remain outstanding as of the Closing to such account or accounts as are designated in the applicable Invoices and by the Company in the Closing Spreadsheet.
(f)    Paying Agent. Acquiom Financial LLC shall act as payments administrator (in its capacity as the payments administrator, the “Paying Agent”) in the Merger. Acquiror and the Stockholders’ Agent shall enter into a payments administration agreement with the Paying Agent (the “Paying Agent Agreement”) at or prior to the Closing.
(g)    Exchange Procedures.
(i)    No later than two (2) Business Days prior to Closing, Acquirer shall make available to the Company a letter of transmittal, in a form reasonably acceptable to the Company and Acquirer (the “Letter of Transmittal”). Promptly following the Closing Date in accordance with the Paying Agent Agreement, the Paying Agent shall mail, email or otherwise provide to every holder of record of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time and that has not previously delivered a properly completed and duly executed Letter of Transmittal together with its Certificates and any additional documents reasonably required by the Paying Agent: (1) a form of Letter of Transmittal, (1) instructions for use of the Letter of Transmittal in effecting the surrender of certificates or instruments that immediately prior to the Effective Time represented issued and outstanding shares of Company Capital Stock that were converted into the right to receive consideration pursuant to Section 1.9(a) (the “Certificates”) and (C) any other documents reasonably required by the Paying Agent in exchange for such cash. Such Letter of Transmittal and instructions thereto may be accessible through a link contained in an email from the Paying Agent. The Letter of Transmittal shall specify that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon receipt thereof by the Paying Agent, together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates, and shall be in such form and have such other provisions as Acquirer or the Paying Agent may reasonably specify.

(ii)    As soon as reasonably practicable after the date of delivery to the Paying Agent (or to such other agent or agents as may be appointed by Acquirer) of a Certificate, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, (1) the holder of record of such Certificate shall be entitled to receive via ACH (or, if indicated in such duly executed Letter of Transmittal, via a check or a wire for an additional fee) representing the cash amount that such holder has the right to receive pursuant to Section 1.9(a)(i)(A), Section 1.9(a)(ii)(A) and Section 1.9(a)(iii)(A) (as applicable) in respect of such Certificate and (1) such Certificate shall be cancelled.
(h)    No Interest. No interest shall accumulate on any cash payable in connection with the Merger (other than interest accrued (if any) on the Escrow Cash according to the Escrow Agreement).
(i)    Transfers of Ownership. If any cash amount payable pursuant to Section 1.9(a) is to be paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Acquirer or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquirer or any agent designated by it that such Tax has been paid or is not payable.
(j)    No Liability. Notwithstanding anything to the contrary in this Section 1.10, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(k)    Unclaimed Cash. Any portion of funds held by the Paying Agent that have not been delivered to any holders of Certificates pursuant to this Article I within twelve (12) months after the Effective Time shall promptly be paid to Acquirer, and thereafter each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.10(c) shall look only to the Acquirer (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the cash payable pursuant to Section 1.9(a). Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered prior to the date on which the merger consideration contemplated by Section 1.9 in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.
1.11    No Further Ownership Rights in the Company Capital Stock. All cash paid or payable following the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be cancelled and exchanged as provided in this Article I.
1.12    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 1.9 in respect of such Certificate; provided that Acquirer or the Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in such sum or execute an indemnification agreement as Acquirer or the Paying Agent may reasonably direct as indemnity against any claim that may be made against Acquirer, the Surviving Corporation, the Paying Agent and/or any of their respective representatives or agents with respect to such Certificate.

1.13    Tax Consequences. The parties hereto intend the Merger to be a taxable sale of shares of Company Capital Stock by the Effective Time Holders. Acquirer makes no representations or warranties to the Company or to any Company Securityholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Securityholder of this Agreement, the Merger or any of the other transactions or agreements contemplated by this Agreement. The Company acknowledges that the Company and the Company Securityholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated by this Agreement.
1.14    Withholding Rights. Each of Acquirer, the Surviving Corporation, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold from the Total Merger Consideration deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement or the Escrow Agreement, to any Company Securityholder or holder of any Certificates such amounts in cash or shares as Acquirer, the Surviving Corporation, the Escrow Agent or the Paying Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld and properly remitted to the appropriate Governmental Entity in accordance with applicable law, such withheld and paid over amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction, withholding and payment was made.
1.15    Exchange Rate. All amounts payable to any party under this Agreement shall be paid in Dollars. Any amounts to be converted into Dollars for the purpose of calculating any amounts under this Agreement, including the amount of the Working Capital, shall be converted into Dollars at the Designated Exchange Rate.
1.16    Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.
1.17    Closing Adjustment; Post-Closing Adjustment; Disputed Final Adjustment; Payment.
(a)    Determination of Closing Adjustment. No later than five (5) Business Days prior to the Closing, the Company shall provide Acquirer with its good faith estimate of Working Capital (“Estimated Working Capital”), its good faith estimate of the aggregate amount of all Cash (“Estimated Cash” and the amount by which such amount exceeds the Minimum Cash Amount, the “Estimated Excess Cash Amount”), its good faith estimate of the aggregate amount of Company Indebtedness (“Estimated Company Indebtedness”), its good faith estimate of the aggregate amount of unpaid Company Transaction Expenses (“Estimated Company Transaction Expenses”), and the resulting calculation of the Total Adjusted Merger Consideration, in each case, calculated consistent with the definitions thereof set forth herein (the statement setting forth such calculations, the “Pre-Closing Statement”). During the period after delivery of such Pre-Closing Statement and prior to the Closing Date, (i) the Company will cooperate in good faith with Acquirer in the event that Acquirer disputes any item set forth in such Pre-Closing Statement; provided that if the Company and Acquirer are not able to mutually agree on any disputed item prior to the Closing Date, the Pre-Closing Statement provided by the Company, as modified to include any agreed changes, shall be binding for purposes of this Section 1.17 and (ii) Acquirer and its advisors (including, without limitation, its independent accounting firm) shall be provided with such access to the financial books and records and personnel of the Company, its Subsidiary and the Stockholders’ Agent as it may reasonably request to enable it to evaluate the calculations of Estimated Working Capital, Estimated Cash and Estimated Excess Cash Amount, Estimated Company Indebtedness and Estimated Company Transaction Expenses.

(b)    Determination of Post-Closing Adjustment. Within sixty (60) days following the Closing Date, Acquirer shall deliver to the Stockholders’ Agent the calculation of the actual Working Capital (“Actual Working Capital”), a calculation of the actual Cash (“Actual Cash”), a calculation of the actual Excess Cash Amount (the “Actual Excess Cash Amount”), a calculation of the actual Company Transaction Expenses of the Company and its Subsidiary (“Actual Company Transaction Expenses”), and a calculation of the actual Company Indebtedness of the Company and its Subsidiary (“Actual Company Indebtedness”), in each case, calculated consistent with the definitions thereof set forth herein (the statement setting forth such calculation, the “Post-Closing Statement”). If Acquirer fails to deliver the Post-Closing Statement within sixty (60) days after the Closing Date, then for a period of ten (10) days following the expiration of such sixty (60) day period, the Stockholders’ Agent shall have the right, at its election, to require Acquirer to deliver the Post-Closing Statement within ten (10) days of the Stockholders’ Agent’s written demand therefor. If (x) Acquirer does not deliver to the Stockholders’ Agent its calculation of Actual Working Capital, Actual Cash and Actual Excess Cash Amount, Actual Company Transaction Expenses or Actual Company Indebtedness and (y) the Stockholders’ Agent does not require delivery thereof pursuant to clause (ii) above, then the calculation of Estimated Working Capital determined pursuant to Section 1.17(a) shall be the “Final Working Capital,” the calculation of Estimated Cash and Estimated Excess Cash Amount determined pursuant to Section 1.17(a) shall be the “Final Cash” and the “Final Excess Cash Amount,” respectively, the calculation of the Estimated Company Indebtedness determined pursuant to Section 1.17(a) shall be the “Final Company Indebtedness,” and/or the calculation of Estimated Company Transaction Expenses determined pursuant to Section 1.17(a) shall be the “Final Company Transaction Expenses”, which, in each case, shall be deemed final and conclusive and binding upon the parties hereto in all respects.
(c)    Disputed Final Adjustment.
(i)    No later than forty-five (45) days following the delivery by Acquirer of the calculation of Actual Working Capital, Actual Cash and Actual Excess Cash Amount, Actual Company Indebtedness and/or Actual Company Transaction Expenses, the Stockholders’ Agent shall notify Acquirer in writing whether it accepts or disputes the accuracy of the calculation of Actual Working Capital, Actual Cash and Actual Excess Cash Amount, Actual Company Transaction Expenses and/or Actual Company Indebtedness. During such forty-five (45) day period, the Stockholders’ Agent and its advisors (including, without limitation, its independent accounting firm) shall be provided with such access to the financial books and records (subject to the execution of customary work paper access letters) and personnel of the Company, its Subsidiary and Acquirer as it may reasonably request to enable it to evaluate the calculations of Actual Working Capital, Actual Cash and Actual Excess Cash Amount, Actual Company Transaction Expenses and Actual Company Indebtedness prepared by Acquirer. If the Stockholders’ Agent accepts the calculation of Actual Working Capital, Actual Cash and Actual Excess Cash Amount, Actual Company Transaction Expenses and/or Actual Company Indebtedness determined pursuant to Section 1.17(b), or if the Stockholders’ Agent fails within such forty-five (45) day period to notify Acquirer of any dispute with respect thereto, then the calculation of Actual Working Capital determined pursuant to Section 1.17(b) shall be the “Final Working Capital,” the calculation of Actual Cash and Actual Excess Cash Amount determined pursuant to Section 1.17(b) shall be the “Final Cash” and “Final Excess Cash Amount,” respectively, the calculation of the Actual Company Indebtedness determined pursuant to Section 1.17(b) shall be the “Final Company Indebtedness” and the calculation of Actual Company Transaction Expenses determined pursuant to Section 1.17(b) shall be the “Final Company Transaction Expenses” which, in each case, shall be deemed final and conclusive and binding upon the parties hereto in all respects.
(ii)    If the Stockholders’ Agent disputes the accuracy of the calculation of Actual Working Capital, Actual Cash and Actual Excess Cash Amount, Actual Company Transaction Expenses or Actual Company Indebtedness, the Stockholders’ Agent shall provide written notice to Acquirer no later than forty-five (45) days following the delivery by Acquirer to the Stockholders’ Agent of the Post-Closing Statement (the “Dispute Notice”), setting forth in reasonable detail those items that the Stockholders’ Agent disputes, together with the basis therefor, any underlying supporting documentation and the Stockholders’ Agent’s calculation of such amounts. During the thirty (30) day period following delivery of a Dispute Notice, Acquirer and the Stockholders’ Agent shall negotiate in good faith to resolve their disagreements over the disputed items. During such thirty (30) day period and until the final determination of Final Working Capital, Final Cash and Final Excess Cash Amount, Final Company Indebtedness and/or Final Company Transaction Expenses in accordance with this 1.17(c)(ii), the Stockholders’ Agent and its advisors (including, without limitation, its independent accounting firm) shall be provided with such access to the financial books and records and personnel of the Company, its Subsidiary and Acquirer as it may reasonably request to enable it to address all matters set forth in any Dispute Notice (subject to the execution of customary work paper access letters). If the Parties resolve their differences over the disputed items in accordance with the foregoing procedure, “Final Working Capital,” “Final Cash,” “Final Excess Cash Amount,” “Final Company Indebtedness” and/or “Final Company Transaction Expenses,” shall be the amounts agreed upon by them. If the Parties fail to resolve their differences over the disputed items within such thirty (30) day period, then Acquirer and the Stockholders’ Agent shall forthwith jointly request that a nationally recognized independent accounting firm selected by Acquirer (other than PriceWaterhouseCoopers and subject to the reasonable approval of the Stockholders’ Agent) (the “Accounting Arbitrator”) make a binding determination as to the disputed items in accordance with this Agreement and the definitions, calculations and principles set forth herein.
(iii)    The Accounting Arbitrator will under the terms of its engagement have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final submission of information and testimony by Acquirer and the Stockholders’ Agent within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) and the final calculation of Actual Working Capital, Actual Cash and Actual Excess Cash Amount, Actual Company Transaction Expenses and/or Actual Company Indebtedness shall be based solely on the resolution of such disputed items. The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the least value for such item claimed by either Party. The decision of the Accounting Arbitrator shall be deemed final and binding upon the Parties and enforceable by any court of competent jurisdiction and the Accounting Arbitrator’s final calculation of Actual Working Capital shall be deemed the “Final Working Capital,” the Accounting Arbitrator’s final calculation of Actual Cash and Actual Excess Cash Amount shall be deemed the “Final Cash” and “Final Excess Cash Amount,” respectively, the Accounting Arbitrator’s final calculation of Actual Company Indebtedness shall be deemed the “Final Company Indebtedness” and/or the Accounting Arbitrator’s final calculation of Actual Company Transaction Expenses shall be deemed the “Final Company Transaction Expenses,” absent manifest error. The fees and expenses of the Accounting Arbitrator shall be paid by Acquirer, on the one hand, and the Stockholders’ Agent (on behalf of the Effective Time Holders), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Arbitrator.
(d)    Payment Following Final Determination of Adjustments. Following the determination of the Final Working Capital, Final Cash and Final Excess Cash Amount, Final Company Indebtedness and Final Company Transaction Expenses, the Total Adjusted Merger Consideration shall be recalculated substituting the Final Working Capital for the Estimated Working Capital in the definition of Downward Closing Working Capital Adjustment, as applicable, substituting the Final Excess Cash Amount for the Estimated Excess Cash Amount in the definition of Total Adjusted Merger Consideration, substituting the Final Company Indebtedness for the Estimated Company Indebtedness in the definition of Total Adjusted Merger Consideration and substituting the Final Company Transaction Expenses for the Estimated Company Transaction Expenses in the definition of Total Adjusted Merger Consideration (the resulting amount of such recalculation, the “Final Total Adjusted Merger Consideration”) and if (A) the Final Total Adjusted Merger Consideration is greater than the Total Adjusted Merger Consideration on the Closing Date, then, within two (2) Business Days after such determination, such difference shall be paid by Acquirer to Paying Agent (for further distribution to the Effective Time Holders in accordance with their Pro Rata Share) and if (B) the Total Adjusted Merger Consideration on the Closing Date is greater than the Final Total Adjusted Merger Consideration, then such difference shall be paid from the Escrow Fund to the Company.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the disclosures set forth in the disclosure schedule of the Company delivered to Acquirer concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures without reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed)), the Company represents and warrants to Acquirer as follows:
2.1    Organization, Standing and Power.
(a)    Each of the Company and its Subsidiary is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and its Subsidiary has the corporate power to own its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing under the laws of the jurisdiction of its incorporation and in each other jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to be material and adverse to the Company and its Subsidiary as a whole. Neither the Company nor its Subsidiary is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational or governing documents.
(b)    Other than as set forth in Schedule 2.1(b) of the Company Disclosure Schedule, the Company does not have any current or past Subsidiaries. Except as set forth in Schedule 2.1(b) of the Company Disclosure Schedule neither the Company nor its Subsidiary owns any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person.
2.2    Capital Structure.
(a)    The authorized capital stock of the Company consists solely of (i) 25,500,000 shares of Company Common Stock and (ii) 12,033,059 shares of Company Preferred Stock, of which 7,364,399 shares are designated as Company Series A Stock and 4,667,660 shares are designated as Company Series B Stock. As of the Agreement Date, a total of 10,325,931 shares of Company Common Stock, 7,365,399 of shares of Company Series A Stock and 4,667,660 shares of Company Series B Stock are issued and outstanding. The Company holds no shares of treasury stock. As of the Agreement Date, there are no other issued and outstanding shares of capital stock or other securities of the Company and no outstanding commitments or Contracts to issue any shares of capital stock or other securities of the Company other than pursuant to the exercise of outstanding Company Options under the Company Equity Plans. Schedule 2.2(a)-1 of the Company Disclosure Schedule sets forth, as of the Agreement Date, a true, correct and complete list of the name of each Person that is the registered owner of any shares of Company Capital Stock and the number and type of such shares so owned by such Person, and the number of shares of Company Common Stock that would be owned by such Person assuming conversion of all shares of Company Preferred Stock so owned by such Person giving effect to all anti-dilution and similar adjustments. The number of such shares set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding capital stock or voting securities of the Company as of the Agreement Date. Except as set forth on Schedule 2.2(a)-2 of the Company Disclosure Schedule, all issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the certificate of incorporation or bylaws of the Company or any Contract to which the Company is a party or by which the Company is bound. There is no liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act any shares of Company Capital Stock or any other securities of the Company

(b)    The Company owns 100% of the issued and outstanding share capital of the Company’s Subsidiary.
(c)    As of the Agreement Date, the Company has reserved 3,805,000 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Equity Plans, of which 1,461,769 shares are subject to outstanding and unexercised Company Options, and 1,017,300 shares remain available for issuance thereunder. Schedule 2.2(c) of the Company Disclosure Schedule sets forth, as of the Agreement Date, a true, correct and complete list of all Company Optionholders and the Company Options held by such Company Optionholders, whether or not such Company Options were granted under the Company Equity Plans, including the following information: (i) the number of shares of Company Common Stock subject to each such Company Option (including the number that are vested and the number that are unvested); (ii) the date of grant; (iii) the exercise or vesting schedule (and the terms of any acceleration thereof); (iv) the exercise price; (v) ; and (vi) for each Company Optionholder who is not a resident of the United States, the country of residence of such Company Optionholder. In addition, Schedule 2.2(c) of the Company Disclosure Schedule sets forth, as of the Agreement Date, a true, correct and complete list of all Company Optionholders who are not employees of the Company and which identifies whether such Company Optionholders are current or former non-employee directors, consultants, advisory board members, vendors, or other service providers to the Company and indicating whether such Person has ever been an employee of the Company. All issued and outstanding shares of Company Capital Stock were issued in compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts to which the Company is a party. The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted or repriced, and the Company has not incurred and does not reasonably expect Acquirer to incur any liability or obligation to withhold taxes by reason of Section 409A of the Code upon the vesting of any Company Options.
(d)    In respect of any Company Option granted to a service provider of the Company’s Subsidiary (the “UK Company Options”): (i) in advance of the date of grant of any UK Company Option, the Company had agreed the “market value” (as that term is applied by the EMI Code to the calculation of any charge to income tax on exercise of such an option) of the shares under such UK Company Options with the Shares Valuation Division of HM Revenue & Customs (the “HMRC Agreed Value”); (ii) all UK Company Options were granted at an exercise price that was equal to or greater than the HMRC Agreed Value and within the period that the HMRC Agreed Value remained valid in respect of the relevant shares of Company Capital Stock; (iii) all UK Company Options met, at the time of grant, and continue to meet all of the requirements for enterprise management incentive options under Schedule 5 to ITEPA (including, for the avoidance of doubt, the requirement at paragraph 37(4) to Schedule 5 to ITEPA relating to details of any restrictions to which the relevant shares of Company Capital Stock were subject); (iv) all UK Company Options have been validly notified to HMRC within 92 days of the relevant date of grant (including, for the avoidance of doubt, reflecting the requirement that each Company Optionholder has made and signed a written declaration in relation to his or her UK Company Option in accordance with paragraph 44(6) of Schedule 5 to ITEPA); (v) there have been no disqualifying events under section 534 or 536 of ITEPA; and (vi) there have been no material amendments to any of the terms of any UK Company Options. No claims have arisen nor, to the Knowledge of the Company, are expected to arise in respect of any UK Company Options and all HMRC Annual Share Scheme Returns have been correctly completed and filed with HMRC within the relevant time period and no penalties have arisen in respect of any such returns or, to the Knowledge of the Company, are expected to arise in respect of any such returns.

(e)    No bonds, debentures, notes or other indebtedness of the Company or its Subsidiary (i) granting its holder the right to vote on any matters on which its securityholders may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company or its Subsidiary, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).
(f)    Except for the Company Options described in Schedule 2.2(c) of the Company Disclosure Schedule, there are no options, warrants, calls, rights or Contracts of any character to which the Company or its Subsidiary is a party or by which it is bound obligating the Company or its Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock, options, warrants or other rights to purchase shares of Company Capital Stock or other securities of the Company or its Subsidiary, or any Company Voting Debt, or obligating the Company or its Subsidiary to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract. Except as set forth on Schedule 2.2(f)-1 of the Company Disclosure Schedule, there are no Contracts relating to voting, purchase or sale of any shares of Company Capital Stock or any share capital of its Subsidiary (i) between or among the Company or its Subsidiary and any other Person, other than (x) written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service and (y) the Company’s standard form agreements under the Company Equity Plans and (ii) to the Knowledge of the Company, between or among any of the Company Securityholders. Except as set forth on Schedule 2.2(f)-2 of the Company Disclosure Schedule, neither the Company Equity Plans nor any Contract of any character to which the Company or its Subsidiary is a party to or by which the Company or its Subsidiary is bound relating to any Company Options requires or otherwise provides for any accelerated vesting of any Company Options in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with Acquirer, the Company, the Company’s Subsidiary, the Surviving Corporation, or any other event, before, upon or following the Merger or otherwise. True, correct and complete copies of the Company Equity Plans and the Company’s standard forms of all Contracts and instruments relating to or issued under the Company Equity Plans (including executed copies of all Contracts relating to each Company Option and the shares of Company Capital Stock purchased under such option) have been provided to Acquirer, and such Company Equity Plans and standard form Contracts have not been amended, modified or supplemented since being provided to Acquirer, and there are no agreements, understandings or commitments to amend, modify or supplement such Company Equity Plans or standard form Contracts in any case from those provided to Acquirer.
(g)    The Closing Spreadsheet will accurately set forth, as of the Closing, the name of each Person that is the registered owner of any shares of Company Capital Stock and/or Company Options and the number and kind of such shares so owned, or subject to Company Options so owned, by such Person. The number of such shares set forth as being so owned, or subject to Company Options so owned, by such Person will constitute the entire interest of such Person in the issued and outstanding capital stock, voting securities or other securities of the Company. As of the Closing, no other Person not disclosed in the Closing Spreadsheet will have a right to acquire any shares of Company Capital Stock and/or Company Options from the Company. In addition, the shares of Company Capital Stock and/or Company Options disclosed in the Closing Spreadsheet will be, as of the Closing, free and clear of any Encumbrances created by the certificate of incorporation or bylaws of the Company or any Contract to which the Company or its Subsidiary is a party or by which it is bound.
2.3    Authority; Noncontravention.
(a)    The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, subject only to the approval of such transactions by the Company Stockholders as contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Company Board. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board, has approved and adopted this Agreement and approved the Merger, determined that this Agreement and the terms and conditions of the Merger and this Agreement are advisable and in the best interests of the Company and the Company Stockholders, directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement, and determined the fair market value of each class and series of Company Capital Stock for purposes of Chapter 13 of the CGCL. The affirmative votes of (A) the Company Stockholders holding a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as converted to Company Common Stock basis), (B) the Company Stockholders holding a majority of the outstanding shares of Company Preferred Stock (voting together as a separate voting class on an as converted to Company Common Stock basis) and (C) the Company Stockholders holding a majority of the outstanding shares of Company Common Stock, are the only votes of the holders of shares of Company Capital Stock necessary to adopt this Agreement and approve the Merger (the “Company Stockholder Approval”). The affirmative vote of the Company Stockholders listed on Schedule A is sufficient for the Company Stockholder Approval.
(b)    The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company or its Subsidiary or any of the shares of Company Capital Stock or any share capital of its Subsidiary, or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the certificate of incorporation or bylaws or other equivalent organizational or governing documents of the Company or its Subsidiary, in each case as amended to date, (B) any Material Contract, or (C) any Legal Requirements applicable to the Company or its Subsidiary or any of their material properties or assets.
(c)    Except for the filing of the Certificate of Merger, as provided in Section 1.5, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or its Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
2.4    Financial Statements.
(a)    The Company has delivered to Acquirer the audited financial statements of the Company and its Subsidiary, on a consolidated basis, for the years ended December 31, 2017 and the unaudited financial statements of the Company and its Subsidiary, on a consolidated basis, for the years ended December 31, 2016 and December 31, 2015 (including, in each case, balance sheets, statements of operations and statements of cash flows) and the unaudited financial statements of the Company and its Subsidiary, on a consolidated basis, for the eight (8) months ended August 31, 2018 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”). The Financial Statements (i) are derived from and in accordance with the books and records of the Company and its Subsidiary, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with the Company Accounting Principles (except as set forth on Schedule 2.4(a) of the Company Disclosure Schedule) applied on a consistent basis throughout the periods indicated and consistent with each other and (iv) fairly present in all material respects the financial condition of the Company and its Subsidiary at the dates therein indicated and the results of operations and cash flows of the Company and its Subsidiary for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end adjustments, none of which individually or in the aggregate will be material in amount).

(b)    Neither the Company nor its Subsidiary has any Liabilities of any nature other than (A) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of August 31, 2018 (the “Company Balance Sheet”), (B) those incurred in the conduct of the Company’s business since the date of the Company Balance Sheet (the “Company Balance Sheet Date”) in the ordinary course of business consistent with past practice that are of the type that ordinarily recur and (C) those incurred by the Company in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. Except for Liabilities reflected in the Financial Statements, the Company has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with the Company Accounting Principles consistently applied. Notwithstanding anything to the contrary in this Section 2.4(b), this Section 2.4(b) shall not constitute any representation or warranty with respect to matters for which there is a specific representation contained in Section 2.10 (Intellectual Property), Section 2.12 (Taxes) or Section 2.13 (Employee Benefit Plans and Employee Matters).
(c)    The Company has established and maintains a system of internal accounting controls that is reasonable for a company of its size and profile and that are intended to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and its Subsidiary are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiary and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company nor its Subsidiary nor, to the Knowledge of the Company, any current or former employee, consultant or director of the Company or its Subsidiary, has identified or been made aware of any actual and intentional fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants or directors of the Company or its Subsidiary who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiary, or any claim or allegation regarding any of the foregoing. Neither the Company nor its Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, accountant or representative of the Company or its Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting practices, procedures, methodologies or methods of the Company or its Subsidiary or their internal accounting controls, or any material inaccuracy in the Company’s financial statements. No attorney representing the Company or its Subsidiary, whether or not employed thereby, has reported to the Company Board or any committee thereof or to any director or officer of the Company or its Subsidiary evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, its Subsidiary or any of their officers, directors, employees or agents. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that would reasonably be likely to materially and adversely affect the Company’s or its Subsidiary’s ability to record, process, summarize and report financial data. At the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Company Balance Sheet as required by said Statement No. 5. There has been no material change in the Company’s internal accounting policies since January 1, 2015, except as described in the Financial Statements.
(d)    Schedule 2.4(d) of the Company Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or its Subsidiary maintains accounts of any nature and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

(e)    Schedule 2.4(e) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Indebtedness (excluding clause (vi) thereof) as of the Agreement Date, including, for each item of Company Indebtedness, the Contract governing the Company Indebtedness and, as and to the extent applicable, the interest rate, maturity date and any assets or properties securing such Company Indebtedness. All Company Indebtedness (with respect to borrowed money indebtedness) may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Indebtedness.
2.5    Absence of Certain Changes. Except for transactions specifically contemplated in this Agreement, since the date of the Company Balance Sheet Date: (a) the business of the Company and its Subsidiary has been conducted only in, neither the Company nor its Subsidiary, has taken any action except in, the ordinary course of business and consistent with past practice; (b) there has not occurred any Material Adverse Effect and no event has occurred or circumstances exist that would reasonably be expected to result in or cause a Material Adverse Effect; and (c) neither the Company nor its Subsidiary have taken any action that if taken between the Agreement Date and the Closing would require the prior written consent of Acquirer pursuant to Section 4.2 of this Agreement.
2.6    Litigation. There is no private or governmental action, suit, proceeding, claim, mediation or arbitration or investigation pending before any Governmental Entity, arbitrator, mediator, or other body or, to the Knowledge of the Company or its Subsidiary, threatened against the Company or its Subsidiary or any of their respective material assets or material properties or any of their respective directors, officers or, to the Knowledge of the Company, employees (in their capacities as such or relating to their employment, services or relationship with the Company or its Subsidiary). There is no judgment, decree, injunction or order against the Company or its Subsidiary, any of their assets or properties, or, to the Knowledge of the Company or its Subsidiary, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or its Subsidiary). Neither the Company nor its Subsidiary has any action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Entity against any other Person.
2.7    Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon the Company or its Subsidiary that has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or impairing in any material respect any current business practice of the Company or its Subsidiary, any acquisition of property by the Company or its Subsidiary or the conduct of business by the Company and its Subsidiary as currently conducted.
2.8    Compliance with Laws; Company Authorizations.
(a)    Each of the Company and its Subsidiary has complied in all material respects with, is not in material violation of, and has not received any written notices of violation with respect to, any Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business. Neither the Company nor its Subsidiary, nor any of their directors, officers, Affiliates or employees (in each case in their capacities as such) has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof or (iii) other Person, in each case while knowing that all or a portion of such money or thing of value would be given or offered for the purpose of obtaining or retaining business or securing any improper advantage in violation of Legal Requirements.
(b)    The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company and its Subsidiary currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Company’s and its Subsidiary’s business or the holding of any such interest, in each case except as would not, individually or in the aggregate, reasonably be likely to be material and adverse to the Company and its Subsidiary taken as a whole (after giving effect to such exception, all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. None of the Company Authorizations will be terminated or materially impaired, or will become terminable, in whole or in part, solely as a result of the consummation of the transactions contemplated by this Agreement.
2.9    Title to Property and Assets.
(a)    Except as described on Schedule 2.9(a) of the Company Disclosure Schedule, the Company and its Subsidiary have good and valid title to all of the tangible properties, and interests in personal properties and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company or its Subsidiary valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances, (ii) such imperfections of title and non-monetary Encumbrances as do not and will not in any material respect detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise impair business operations involving such properties and (iii) liens securing indebtedness that are reflected on the Company Balance Sheet. The property and equipment of the Company and its Subsidiary that are used in the operations of their respective businesses are in good operating condition and repair, subject to normal wear and tear and (B) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business consistent with past practice.
(b)    Schedule 2.9(b) of the Company Disclosure Schedule identifies each parcel of real property leased by the Company or its Subsidiary. The Company has heretofore provided to Acquirer true, correct and complete copies of all leases, subleases and other Contracts under which the Company or its Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto (each a “Real Property Lease”). Neither the Company nor its Subsidiary currently owns any real property nor has ever owned any real property. Notwithstanding anything to the contrary herein, nothing in this Section 2.9 shall apply to Intellectual Property, which is governed by Section 2.10 or to contractual rights which are governed by Section 2.18. Each Real Property Lease is a legal, valid and binding obligation, enforceable in accordance with its terms, of the Company and, to the Knowledge of the Company, the other parties thereto, is in full force and effect in accordance with its terms. There exists no material default by the Company or, to the Knowledge of the Company, by any other party under any Real Property Lease.
2.10    Intellectual Property.
(a)    As used in this Agreement, the following terms shall have the meanings indicated below:
(i)    “Company IP Rights” means (A) any and all Intellectual Property used in the conduct of the business of the Company and (B) any and all other Intellectual Property owned by the Company.
(ii)    “Company-Owned IP Rights” means (A) Intellectual Property that is owned or purported by the Company to be owned by or exclusively licensed to the Company and (B) Intellectual Property that was developed for the Company by full or part time employees or consultants of the Company and assigned to the Company.
(iii)    “Company Products” means all products or services developed, marketed, licensed to third parties, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company and scheduled for release in the ninety (90) days immediately following the Agreement Date.

(iv)    “Company Registered Intellectual Property” means all United States, international and foreign (A) patents and patent applications (including provisional applications), (B) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property, in each case, that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company.
(v)    “Company Source Code” means, collectively, any software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Company-Owned IP Rights or Company Products.
(vi)    “HIPAA” means collectively the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as amended and supplemented by the Health Information Technology for Clinical Health Act of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, when each is effective and as each is amended from time to time.
(vii)    “Information Privacy and Security Laws” means all applicable Legal Requirements concerning the protection, transfer, confidentiality, privacy or security of Protected Information, and all regulations promulgated by Governmental Entities thereunder, including but not limited to HIPAA, the Gramm-Leach-Bliley Act, the Federal Information Security Management Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the General Data Protection Regulation 2016/679 and Children’s Online Privacy Protection Act.
(viii)    “Intellectual Property” means any and all industrial and intellectual property and all rights associated therewith throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, research, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, Internet and World Wide Web URLs or addresses, all works of authorship, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, files, records and data, all databases, data collections, curated data content, and data layers and all rights therein, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.
(ix)    “IT Assets” means all information technology, including hardware, software, firmware, networks, equipment, computer systems and connecting media and related infrastructure used by or on behalf of the Company.
(x)    “PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.
(xi)    “Protected Information” means any information in any media that (i) identifies or is reasonably capable of identifying an individual, and any other information that constitutes personal information under any Information Privacy and Security Law; (ii) is governed, regulated, or protected by one or more Information Privacy and Security Laws or PCI DSS; or (iii) the Company receives from or on behalf of a customer of the Company and is subject to a data security or confidentiality obligation.

(xii)    “Security Breach” means any (i) loss or misuse (by any means) of Protected Information; (ii) inadvertent, unauthorized, and/or unlawful acquisition, control, modification, destruction, access, collection, use, storage, disclosure, transfer, corruption, sale, or rental of Protected Information; (iii) unauthorized or unlawful control of or access to any IT Asset; or (iv) other act or omission that compromises or may compromise the security, confidentiality, or integrity of Protected Information.
(xiii)    “Third-Party Intellectual Property Rights” means any Intellectual Property owned by a third party.
(b)    The Company owns or has a valid license to use all Intellectual Property that is used in or necessary for the conduct of the business of the Company as currently conducted by the Company.
(c)    The Company has not transferred ownership of any Intellectual Property that is or was Company-Owned IP Rights, to any third party, knowingly permitted the Company’s rights in any Intellectual Property that is or was Company-Owned IP Rights to enter the public domain, or allowed any Intellectual Property for which the Company has submitted an application or obtained a registration to lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term), except where the Company has in its reasonable business judgment elected to allow such Intellectual Property to lapse.
(d)    The Company owns and has good and sole and exclusive title to each item of Company-Owned IP Rights (other than Company-Owned IP Rights that are exclusively licensed to the Company) and each item of Company Registered Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances). The right, license and interest of the Company in and to all Third-Party Intellectual Property Rights for which the Company has been granted a license or other authorization or right from a third party are free and clear of all Encumbrances (excluding restrictions contained in the licenses therefor, and Permitted Encumbrances).
(e)    Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company-Owned IP Right, or impair the right of the Company to use, possess, transfer, sell, license or otherwise exploit any Company-Owned IP Right or portion thereof. After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by Acquirer without restriction and without payment of any kind to any third party.
(f)    Schedule 2.10(f) of the Company Disclosure Schedule lists all Company Products currently offered for purchase, support or maintenance, by name and version number.
(g)    Schedule 2.10(g) of the Company Disclosure Schedule lists all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made and all filing, registration and issuance dates, all application, registrations and grant numbers, and all registered owners for each such item. Schedule 2.10(g) of the Company Disclosure Schedule also sets forth a list of all payments to and filings with any Governmental Entity that are required to be made, as of the Agreement Date, and actions that are required to be made by the Company within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property.

(h)    Each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein. The foregoing representations in this Section 2.10(h) shall not apply to Company Registered Intellectual Property that the Company has in its reasonable business judgment elected to abandon or allow to expire or lapse.
(i)    The Company is not and shall not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any Contract governing any Company IP Rights (the “Company IP Rights Agreements”) and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements, or give any non-Company party to any Company IP Rights Agreement the right to do any of the foregoing. Following the Closing, the Surviving Corporation (as wholly owned by Acquirer) will be permitted to exercise all of the Company’s rights under the Company IP Rights Agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay.
(j)    None of the Company IP Rights Agreements grants any third party exclusive rights to or under any Company IP Rights or grants any third party the right to sublicense any Company IP Rights.
(k)    There are no royalties, honoraria, fees or other payments payable by the Company to any Person (other than salaries or consulting fees payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by the Company.
(l)    To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any third party, including any employee or former employee of the Company. The Company has not brought any action, suit or proceeding for unauthorized use, unauthorized disclosure, infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement.
(m)    The Company has not been sued in any suit, action or proceeding (or received any written notice or, to the Knowledge of the Company, threat) that alleges unauthorized use, unauthorized disclosure, infringement or misappropriation of any Intellectual Property right of any third party or that contests the validity, ownership or right of the Company to exercise any Intellectual Property right. The Company has not received any unsolicited written communication that involves an offer or invitation to license or grant any other rights or immunities under any Third-Party Intellectual Property Right.
(n)    The Company has no Liability for unauthorized use, unauthorized disclosure, infringement or misappropriation of the Intellectual Property rights of any third party or for unfair competition or unfair trade practices under the laws of any jurisdiction. The operation of the business of the Company, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the Company’s use of any product, device or process used in the business of the Company, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party and does not constitute unauthorized use or unauthorized disclosure of the Intellectual Property of any third party, or constitute unfair competition or unfair trade practices under the laws of any jurisdiction and to the Knowledge of the Company, there is no substantial basis for a claim relating to any of the foregoing.

(o)    None of the Company-Owned IP Rights, the Company Products, or the Company is subject to any proceeding or outstanding order, Contract or stipulation restricting in any manner the use, transfer or licensing by the Company of any Company-Owned IP Right or any Company Product, or that may adversely affect the ownership, scope, validity, registrability, use, right to use, right to register or enforceability of any such Company-Owned IP Right or Company Product.
(p)    The Company has not received any opinion of its counsel that any Company Product or the operation of the business of the Company, as previously or currently conducted by the Company, infringes or misappropriates or uses or discloses without authorization any Third-Party Intellectual Property Rights.
(q)    The Company has secured from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company Product or Intellectual Property for the Company, unencumbered and unrestricted sole and exclusive ownership of, all such third party’s Intellectual Property in such contribution that the Company does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, the Company has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of the Company. Accurate and complete copies of the agreements referred to in this Section 2.10(q), or the standard form of Contract used therefor (without material deviation), are in the possession and control of the Company and have been provided to Acquirer prior to the date hereof. Schedule 2.10(q) of the Company Disclosure Schedule sets forth a complete list of each current and former employee, consultant, and independent contractor who excluded any Intellectual Property (including existing Intellectual Property owned by such Person) from the scope of any assignment obligation or agreement referred to in this Section 2.10(q), other than, with respect to employees, Intellectual Property that is required to be excluded by California Labor Code Section 2870. No current or former employee, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.
(r)    To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company (i) is using or has used trade secrets or proprietary information of others without permission, or is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party, by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.
(s)    To the extent that any Intellectual Property that is or was Third-Party Intellectual Property Rights is incorporated into, or integrated or bundled with, any of the Company Products, the Company has a written agreement with such third party with respect thereto pursuant to which the Company either (i) has obtained complete, unencumbered and unrestricted ownership of, and is the sole and exclusive owner of, such Intellectual Property by operation of law or by valid assignment or (ii) has obtained perpetual, non-terminable (other than for breach) licenses (sufficient for the conduct of its business as currently conducted by the Company) to all such Third-Party Intellectual Property Rights.
(t)    The Company has taken commercially reasonable steps to protect and preserve the confidentiality of confidential or non-public information included in the Company IP Rights (“Confidential Information”). All use or disclosure of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written Contract between the Company and such third party. All use, disclosure or appropriation by the Company of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful. All current and former employees and consultants of the Company having access to Confidential Information or proprietary information of the Company or any of its respective customers or business partners have executed and delivered to the Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the Company’s customers and business partners, to the extent required by such customers and business partners).
(u)    Schedule 2.10(u) of the Company Disclosure Schedule lists all software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, and the Apache License) (“Open Source Materials”) and that is used in or by the Company Products in any way (including as a backend component of any Company Products), and describes the manner in which such Open Source Materials are (or were) being used (the term “use” with respect to Open Source Materials shall include modification and/or distribution by the Company). The Company is in full compliance with the terms and conditions of all licenses for the Open Source Materials.
(v)    The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Company-Owned IP Rights or Company Products, (ii) distributed Open Source Materials in conjunction with any Company-Owned IP Rights or Company Products or (iii) used Open Source Materials, in each case ((i), (ii) or (iii)) in such a way that such Open Source Materials or the use thereof creates, or purports to create, any obligation for the Company to grant, to any third party, any rights, licenses, or immunities under any Company-Owned IP Rights (including the incorporation, distribution or use of any Open Source Materials that: (1) require or could require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, combined with, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, (C) redistributable at no charge, or (D) licensed under some or all of the terms of the license for such Open Source Materials; or (2) impose or could impose restrictions on licensing terms for or otherwise abridge, restrict, or withdraw rights or benefits in respect of the enforcement of any Company-Owned IP Rights). Without limiting the foregoing, except as set forth on Schedule 2.10(v) of the Company Disclosure Schedule, the Company has not used any Open Source Materials pursuant to any version of the Affero General Public License or any other license having similar terms that trigger source code obligations under the license based solely on making the functionality of the Open Source Materials available in such a fashion that users may interact with it remotely through a computer network and has not distributed any versions of Microsoft jQuery Unobtrusive Validation or JPEGCam (or any portions of such Open Source Materials) to any customer or end-user. No Company-Owned IP Rights have become licensed under the terms of any Open Source Materials license or distribution terms through combination with Open Source Materials or otherwise.
(w)    All Company Products sold, licensed, leased or delivered by the Company to customers and all services provided by or through the Company to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express, statutory and implied warranties (to the extent not subject to legally effective express exclusions thereof), and conform in all material respects to advertising and marketing materials and to applicable product or service specifications or documentation. The Company has no Liability (and, to the Knowledge of the Company, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any material Liability relating to the foregoing obligations) for replacement or repair of Company Products or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet. The Company has not marked any Company Product with, or used in connection with the advertising of any Company Product, an incorrect or expired U.S. patent number, or any other incorrect indication that the manufacture, use, sale, offer for sale or importation into the United States of any Company Product was covered by or licensed under a U.S. patent. The Company has not falsely indicated on, or in connection with the advertising of, a Company Product that an application for a U.S. patent had been made that, if issued, would cover the manufacture, use, sale, offer for sale or importation into the United States of the Company Product.

(x)    The Company has taken commercially reasonable steps to document the testing of all Company Products and such documentation is retained and is available internally at the Company. The Company has taken commercially reasonable steps to document all known bugs, errors and defects in all the Company Products, and such documentation is retained and is available internally at the Company. The Company has taken commercially reasonable steps and has implemented commercially reasonable procedures to protect its information technology systems (including software and data) from Contaminants. As used herein, “Contaminants” means all “back doors,” “time bombs,” “Trojan horses,” “worms,” “drop dead devices,” “viruses” and other software routines and hardware components that may or may be used to (i) permit unauthorized access to or unauthorized disablement or erasure of any software, data or information technology system or (ii) otherwise interrupt, destroy or otherwise materially adversely affect the functionality or operation of any Company Product. There has not been in the three (3) years prior to the Agreement Date (i) any material unauthorized intrusions or breaches of the security of the information technology systems of the Company, (ii) any material malfunction of such information technology systems, or (iii) any material unplanned downtime or service interruption with respect to such information technology systems.
(y)    For all software used by the Company in providing services, or in developing or making available any of the Company Products, the Company has implemented all security patches or security updates that are generally available for that software and that address vulnerabilities that are applicable to the Company’s use of that software. All Company Source Code is maintained in a source code management system with commercially reasonable revision history, management, tracking and security measures and safeguards, and such Company Source Code and associated documentation have been written in a clear and professional manner so that they may be understood, modified, used and maintained by a reasonably skilled and competent programmer.
(z)    No (i) government funding, (ii) facilities of a university, college, other educational institution or research center or (iii) funding from any Person (other than funds received in consideration for shares of Company Capital Stock) was used in the development of the Company-Owned IP Rights. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
(aa)    Other than contributions made by the Company to Open Source Materials (as generally described on Schedule 2.10(aa) of the Company Disclosure Schedule), neither the Company nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Person then acting on their behalf to any Person of any Company Source Code. Schedule 2.10(aa) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrowholder or any other Person, any of the Company Source Code, and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.
(bb)    The Company is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or any similar standards organization that has the right to require or obligate the Company to grant or offer to any other Person any license or right to any Company-Owned IP Rights. In addition, if any Company-Owned IP Rights were acquired from a Person other than an employee of or contractor to Company, then such Person is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar standards organization that required or obligated such Person to grant or offer to any other Person any license or right to such Company-Owned IP Right. The Company has no present obligation (and there is no substantial basis for the Company to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Company-Owned IP Rights by virtue of Company’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar standards organization.
(cc)    The Company complies and at all times has complied with (i) all applicable Legal Requirements, including all applicable Information Privacy and Security Laws, (ii) PCI DSS, (iii) any Contracts to which the Company is or has been a party, and (iv) all applicable consents and authorizations in effect relating to the use, receipt, collection, storage, disclosure, disposal, transfer, and security of any Protected Information collected by the Company or by third parties having authorized access to the records of the Company. Without limiting the foregoing, the Company has obtained all necessary and appropriate consents, permissions, and rights to use, collect, store, disclose, and transfer the Protected Information in the possession or under the control of the Company in connection with the operation of the Company. The Company has posted, in accordance with Information Privacy and Security Laws, privacy policies governing its use of Protected Information on all websites and mobile applications made available by the Company, and the Company has complied at all times with such privacy policies, all former published privacy policies, and any other public representations related to the Company’s or any Subsidiary’s privacy or data security practices. The (A) collection, storage, processing, transfer, sharing and destruction of Protected Information in connection with the transactions contemplated by this Agreement and (B) execution, delivery and performance of this Agreement and the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby will comply with all applicable Information Privacy and Security Laws and with the Company’s privacy representations and policies.
(dd)    The Company (i) has not received a complaint regarding the Company’s collection, use, storage, transfer, or disclosure of Protected Information; (ii) is not, to the Knowledge of the Company, under investigation by any Governmental Entity for a violation of any Information Privacy and Security Laws; or (iii) has not received any notices or audit requests from a Governmental Entity relating to any such violations.
(ee)    Where applicable and required by applicable law, the Company has entered into a Contract that addresses the provisions for “business associate contracts” required by 45 C.F.R. § 164.504(e) or § 164.314(a), as amended, with the applicable third party in each instance where (i) the Company acts as a business associate (as defined in 45 C.F.R. § 160.103) to that third party or (ii) the Company provides protected health information (as defined in 45 C.F.R. § 160.103) to that third party, or that third party otherwise acts as a business associate to the Company, in each case as required by, and in conformity with, applicable Information Privacy and Security Laws and the applicable Contracts to which the Company is a party.
(ff)    Employees of the Company who have access to Protected Information have received training with respect to compliance with all applicable Information Privacy and Security Laws and, to the extent applicable, the PCI DSS.
(gg)    The Company has implemented and maintained a comprehensive and written privacy and security plan that (i) identifies internal and external risks to the privacy and security of the Confidential Information and Protected Information, (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks, (iii) is commercially reasonable, and (iv) complies with applicable Information Privacy and Security Laws, including with respect to notification procedures that may be required in the case of any Security Breach. The Company has taken reasonable actions consistent with industry standards to protect the confidentiality, integrity and security of its Protected Information and its IT Assets against any unauthorized use, access, interruption, modification or corruption and in conformance with Information Privacy and Security Laws.

(hh)    The Company has not experienced any Security Breach or otherwise unauthorized access by third parties to the Confidential Information or Protected Information in the Company’s possession, custody or control, including any unauthorized access, use or disclosure of Protected Information that would constitute a breach for which notification to individuals and/or Governmental Entities is required under any applicable Information Privacy and Security Laws or Contracts to which the Company is a party.
(ii)    The Company has performed a security assessment that meets (i) the standards set forth at 45 C.F.R. § 164.308(a)(1)(ii)(A), including an assessment as described at 45 C.F.R. § 164.306(d)(3), taking into account factors set forth in 45 C.F.R. § 164.306(a)–(c) and (ii) the Federal Risk and Authorization Management Program security control requirements (collectively, the “Security Assessment”) and performed penetration testing (no less frequently than annually). The Company has performed vulnerability scans (no less frequently than quarterly) on each network owned or operated by the Company, including as required by the PCI DSS to the extent applicable. The Company has addressed and fully remediated all threats and deficiencies identified as “high” or “medium” risk (or equivalent) in any Security Assessment, penetration test and vulnerability scan.
2.11    Environmental Matters. (a) All Hazardous Materials and wastes of the Company and its Subsidiary have been disposed of in accordance in all material respects with all Environmental and Safety Laws, (b) neither the Company nor its Subsidiary has received any written notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws, (c) no administrative actions or suits are pending or, to the Knowledge of the Company, threatened, relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Company or its Subsidiary, (d) neither the Company nor its Subsidiary is reasonably likely to be a determined to be a responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date, (e) to the Knowledge of the Company, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property, (f) to the Knowledge of the Company, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps or water, gas or oil wells and (g) the Facilities and the Company’s and its Subsidiary’s uses and activities therein have at all times materially complied with all Environmental and Safety Laws.
2.12    Taxes.
For purposes of this Section 2.12 and the definition of Pre-Closing Taxes, all references to the Company shall include all Subsidiaries of the Company and any Person that merged with and into or liquidated into the Company (or any such Subsidiary).

(a)    The Company has properly completed and timely filed all income and other material Tax Returns required to be filed by it (taking into account any extensions of the due date for filing) and have timely and fully paid all Taxes whether or not shown on any Tax Return. All such Tax Returns were true, correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. The Company has made available to Acquirer true, correct and complete copies of all (i) Tax Returns (other than immaterial information Tax Returns, such as Forms W-2 and 1099) for all periods ending after December 31, 2012, (ii) examination reports and statements of deficiencies assessed against or agreed to by the Company, and (iii) all Tax studies or similar reports related to Sections 269, 382, 383, 384 or 1502 of the Code or any corresponding or similar provision of state, local or foreign Tax Legal Requirements, research and development Tax credits, or any other material study or report with respect to Tax matters.

(b)    The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date. The Company has no Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice subsequent to the Company Balance Sheet Date. The Company has no Liability for Pre-Closing Taxes (including Taxes arising from the transactions contemplated by this Agreement) that is not included in the calculation of the Working Capital, Company Indebtedness, Company Transaction Expenses, or any other Taxes resulting in a reduction in the Total Merger Consideration.
(c)    There is (i) no claim for Taxes being asserted against the Company that has resulted in a lien against the property of the Company other than liens for Taxes not yet due and payable, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company that is currently in effect, (iv) no agreement to any extension of time for filing any Tax Return that has not been filed (other than pursuant to extensions of time to file Tax Returns in the ordinary course of business or which has already lapsed), and (v) no proposed deficiencies or other written claims from any Tax Authority for unpaid Taxes of the Company that remains open and outstanding. No written claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(d)    The Company does not have a permanent establishment or fixed place of business in any country other than its country of incorporation.
(e)    The Company has not been nor will be required to include any adjustment in Taxable income for any Taxable period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.
(f)    The Company is not a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement nor does the Company have any Liability or potential Liability to another party under any such agreement; provided, that, for purposes of this Section 2.12(f), commercial agreements entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes, shall be disregarded. The Company does not have any contractual obligation to pay the amount of any Tax benefits or Tax refunds realized or received by it (or an amount in reference to any such Tax benefits or Tax refunds realized or received) to any former shareholder(s) or other Person(s). With respect to the assessment or payment of Tax, no special agreements, rulings or compromises have been entered into by the Company with any Tax Authority.
(g)    The Company has not consummated or participated in, and is not currently participating in any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, and it is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Legal Requirements.
(h)    Neither the Company nor any predecessor of the Company has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation. The Company does not currently have, nor has ever had, any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity.
(i)    The Company does not have any Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise by operation of Legal Requirements.

(j)    The Company has disclosed in Schedule 2.12(j) of the Company Disclosure Schedule the amount of any deferred gain or loss arising out of any intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations.
(k)    The Company will not be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, or use of an improper method of accounting, for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) entered into on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount or deferred revenue received on or prior to the Closing Date or (vi) election under Section 108(i) of the Code.
(l)    The Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.
(m)    The Company has in its possession official foreign government receipts for any material Taxes paid by it to any foreign Tax Authorities.
(n)    The Company has provided or made available to Acquirer all documentation relating to any applicable Tax holidays or incentives. The Company is in material compliance with the requirements for any applicable Tax holidays or incentives.
(o)    The Company is not nor has it ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(p)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
(q)    The Company has materially complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any state, local or foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all required withholding Tax Returns, for all periods through and including the Closing Date.
(r)    The Company is not qualified to do business as a foreign corporation or otherwise in any other states or jurisdictions except Delaware and California.
2.13    Employee Benefit Plans and Employee Matters.
(a)    Schedule 2.13(a) of the Company Disclosure Schedule lists as of the Agreement Date, with respect to the Company, and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), (ii) each loan to an employee, (iii) all stock option, stock purchase, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, commission, pension, profit sharing, savings, severance, change of control, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other material fringe or employee benefit plans, programs or arrangements and (vi) all employment, executive compensation or other service provider agreements that, in each case, for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company (each, an “Employee”) or under which the Company may incur any Liability (each of the foregoing described in clauses (i) through (vi), whether written or otherwise, a “Company Employee Plan” and collectively, the “Company Employee Plans”), and including any plan, program, policy, practice, or Contract that is sponsored by a professional employer organization or co-employer organization (each, a “PEO”) under which any Employee may be eligible to receive benefits in connection with the Company’s engagement of a PEO (each, a “PEO Company Employee Plan”).
(b)    The Company has furnished or made available to Acquirer a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto, and a summary of any unwritten Company Employee Plan) and has, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, except for any PEO Company Employee Plan, provided to Acquirer true, correct and complete copies of the Form 5500 reports filed for the last three (3) plan years.
(c)    Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter (or advisory or opinion letter, as the case may be, as to its qualified status under the Code). The Company has provided or made available to Acquirer a true, correct and complete copy of such letter, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code (in the case of a PEO Company Employee Plan, to the Knowledge of the Company).
(d)    The Company does not sponsor or maintain any self-funded employee welfare benefit plan. None of the Company Employee Plans promises or provides retiree medical or other post-termination welfare benefits to any Person other than (i) as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law or (ii) continued health coverage following a termination of employment for a period not to exceed eighteen (18) months.
(e)    Each Company Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company, each ERISA Affiliate and each fiduciary has performed all material obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any fiduciary or other party to, any of the Company Employee Plans (in the case of a PEO Company Employee Plan, to the Knowledge of the Company).
(f)    Neither the Company nor any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980, or 4980A through 4980I, of the Code or Title I of ERISA with respect to any of the Company Employee Plans.

(g)    All contributions required to be made by the Company, or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years.
(h)    No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any non-routine audit or inquiry by the Internal Revenue Service or United States Department of Labor (in the case of a PEO Company Employee Plan, to the Knowledge of the Company).
(i)    No Company Employee Plan is covered by, and neither the Company nor any ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Neither the Company nor any current or former ERISA Affiliate currently maintains, sponsors, participates in, contributes to or is required to contribute to or has ever maintained, established, sponsored, participated in, contributed to or been required to contribute to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code. No Company Employee Plan that is an “employee welfare benefit plan” under Section 3(2) of ERISA is (i) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA (other than a PEO Company Employee Plan) or (ii) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.
(j)    None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, change of control payment, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, (iv) increase the amount of compensation due to any Person, (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person or (vi) is reasonably expected to result in any amount failing to be deductible by reason of Section 280G of the Code. No stock of the Company or any Company Securityholder is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that the Company is ineligible to seek stockholder approval in a manner that complies with Section 280G(b)(5) of the Code.
(k)    No Company Employee Plan is subject to any laws other than those of the United States or any state, county, or municipality in the United States.
(l)    The Company and, to the Company’s Knowledge, with respect to any employees of the Company, any PEO is, and in the past five (5) years have been, in compliance in all material respects with all applicable Legal Requirements respecting labor and employment, including, but not limited to, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and the proper classification of employees as exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act), wages, hours, meal and rest periods, overtime, affirmative action, immigration, equal employment opportunity, retaliation, whistleblowers, employer Tax withholding, harassment, disability rights or benefits, applicant and employment background checking, occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. The Company, and, to the Company’s Knowledge, with respect to any employees of the Company, any PEO have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, and are not liable for any arrears of wages, compensation, employer Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company, and to the Company’s Knowledge, with respect to any employees of the Company any PEO have paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither the Company nor, to the Company’s Knowledge, with respect to any employees of the Company, any PEO are, or in the past five (5) years have been, liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice). There are, and in the past five (5) years have been, no pending claims against the Company under any workers compensation plan or policy or for long term disability other than claims in the ordinary course. Neither the Company nor, to the Company’s Knowledge, with respect to any employees of the Company, any PEO currently or in the past five (5) years have had any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are, and in the past five (5) years have been, no controversies pending or, to the Knowledge of the Company, threatened, between the Company, or with respect to any employees of the Company, any PEO and any of their respective current or former employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.
(m)    Schedule 2.13(m) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the Agreement Date of all severance Contracts and employment Contracts which contain provisions relating to notice of prior termination or severance upon any type of cessation of services to which the Company is a party or by which the Company is bound . The Company does not have any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 2.13(m) of the Company Disclosure Schedule. The Company is not, and has never been, a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement or other labor union contract is being negotiated by the Company and the Company currently does not have, has never had, a duty to bargain with any labor organization. There is no pending or threatened demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company. To the Knowledge of the Company, there has never been any activities or proceedings of any labor union or to organize its employees. There is no labor dispute, strike, or work stoppage against the Company pending or, to the Knowledge of the Company, threatened, and there has never been any such labor dispute, strike, or work stoppage against the Company. Neither the Company, with respect to any employees of the Company, nor to the Knowledge of the Company, the PEO has committed any unfair labor practice in connection with the operation of the respective businesses of the Company. There is no charge or complaint against the Company or, to the Knowledge of the Company, any PEO with respect to any employees of the Company by the National Labor Relations Board or any comparable Governmental Entity pending or to the Knowledge of the Company, threatened. Except as set forth on Schedule 2.13(m) of the Company Disclosure Schedule, as of the Agreement Date, no employee of the Company has been dismissed in the last twelve (12) month period. Except as set forth on Schedule 2.13(m) of the Company Disclosure Schedule, neither the Company nor its Subsidiary, has promised or agreed, whether orally or in writing, to provide tuition reimbursement or advances related to education in any manner (such reimbursement or advancement costs, “Education Costs”), to any employee of the Company or its Subsidiary, and as of the Closing, neither the Company nor its Subsidiary shall owe any amounts in respect of such Education Costs to any employee of the Company or its Subsidiary.
(n)    To the Knowledge of the Company, no employee of the Company is in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any PEO because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.13(n) of the Company Disclosure Schedule, as of the Agreement Date, no employee of the Company has given written notice to the Company that such employee intends to terminate his or her employment with the Company nor does the Company otherwise have Knowledge that any that such employee intends to terminate his or her employment with the Company. The employment of each of the employees of the Company is “at will,” and the Company, with respect to any employees of the Company, any PEO do not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, except as set forth on Schedule 2.13(n) of the Company Disclosure Schedule. As of the Agreement Date, other than the Offer Packages and except as otherwise approved by or in coordination with Acquirer, (i) the Company has not entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or consultant of the Company and/or (ii) the Company has not promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment with Acquirer following the Effective Time.
(o)    The Company has provided to Acquirer a true, correct and complete list as of the Agreement Date of all officers, directors, employees (including, for the avoidance of doubt, temporary employees), and contractors of the Company, showing each such individual’s: (i) name; (ii) position; (iii) annual remuneration; (iv) status as exempt or non-exempt, or as applicable, an independent contractor; (v), bonuses, incentive compensation, and material fringe benefits for the current fiscal year and the most recently completed fiscal year; (vi) city/country of employment; (vii) visa status; (vii) date of hire; (ix) manager’s name; (x) work location; and (xi) active or inactive status (including expected return date, if known). Except as set forth on Schedule 2.13(o) of the Company Disclosure Schedule, the Company does not engage, and has not in the last twenty-four (24) months engaged, any leased employees, temporary employees, or other service providers through any staffing, leasing or professional employer organization.
(p)    Schedule 2.13(p) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the Agreement Date of the current individual consultants, advisory board members, contingent workers and independent contractors of the Company.
(q)    The Company has provided to Acquirer true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with current advisory board members, contingent workers and independent contractors, (iv) all forms of confidentiality, non-competition or inventions agreements between current employees/consultants and the Company (and a true, correct and complete list of employees, consultants and/or others not subject thereto), (v) the most current management organization chart(s) as of the Agreement Date, (vi) all agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company, and (vii) a schedule of bonus commitments, if any, made to employees of the Company.
(r)    The Company is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past three (3) years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period prior to the Agreement Date.
(s)    The Company has delivered to Acquirer true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate Internal Revenue Service Center (if available), in each case, to the extent such materials are within the Company’s possession, with respect to any unvested securities or other property issued by the Company or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers.

2.14    Interested Party Transactions. None of the officers and directors of the Company and its Subsidiary and, to the Knowledge of the Company, none of the employees or stockholders of the Company and its Subsidiary, nor any immediate family member of an officer, director, employee or stockholder of the Company and its Subsidiary (collectively, the “Interested Parties”), has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or its Subsidiary (except with respect to any interest in less than five percent (5%) of the stock of any corporation whose stock is publicly traded). No Interested Party is a party to, or to the Knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or its Subsidiary is a party, except for normal compensation, including equity compensation, for services as an officer, director or employee thereof. To the Knowledge of the Company, no Interested Party has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates in any respect to, the business of the Company or its Subsidiary, except for the rights of stockholders under applicable Legal Requirements.
2.15    Insurance. Schedule 2.15 to the Company Disclosure Schedule sets forth (a) an accurate and complete list of all insurance policies maintained by the Company and its Subsidiary and (b) a list of all pending claims under all such insurance policies as of the Agreement Date. Each such insurance policy is in full force and effect and shall continue in full force and effect immediately following the consummation of the transactions contemplated hereby. Neither the Company nor its Subsidiary has been refused any insurance or had its coverage been limited by any insurance carrier.
2.16    Books and Records. The Company has provided to Acquirer true, correct and complete copies of (i) all documents identified on the Company Disclosure Schedule, (ii) the certificate of incorporation and bylaws or equivalent organizational or governing documents of the Company and its Subsidiary, each as currently in effect, (iii) the minute books containing records of all material proceedings, consents, actions and meetings of the boards of directors, committees of the boards of directors and the stockholders of each of the Company and its Subsidiary for the past three (3) years, (iv) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company and its Subsidiary and (v) all Company Authorizations. The books, records and accounts of the Company have been maintained in accordance with reasonable business practices on a basis consistent with prior years and are the basis for the Financial Statements.
2.17    Transaction Fees. Neither the Company nor any Affiliate of the Company owes any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.
2.18    Material Contracts.
(a)    Except for this Agreement and the Contracts specifically identified in Schedule 2.18 of the Company Disclosure Schedule (with each of such Contracts specifically identified under subsection(s) of such Schedule 2.18 that correspond to the Subsection or Subsections of this Section 2.18(a) applicable to such Contract), as of the Agreement Date, neither the Company nor its Subsidiary is a party to and nor is bound by any of the following Contracts (each, a “Material Contract”):
(i)    any distributor, original equipment manufacturer, reseller, value added reseller, sales, advertising, agency or manufacturer’s representative Contract;
(ii)    any Contract (A) for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets by the Company involving in the case of any such Contract more than $50,000 in the aggregate over the past two years, or where the Company is contractually obligated to spend more than $50,000 in the next twelve (12) months; and (B) Contracts with the Company’s customers with a monthly recurring revenue as of September 30, 2018 to exceed $50,000 in the next twelve (12) months;

(iii)    any Contract that expires or may be renewed at the option of any Person other than the Company or its Subsidiary so as to expire more than one year after the Agreement Date and which Contract may not be terminated by the Company upon sixty (60) days or less notice;
(iv)    any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(v)    any Contract for capital expenditures in excess of $50,000 in the aggregate;
(vi)    any Contract limiting the freedom of the Company or its Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Company-Owned IP Rights, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company or its Subsidiary to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;
(vii)    any Contract pursuant to which the Company or its Subsidiary is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $50,000 per annum;
(viii)    any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person, other than non-exclusive end user licenses in connection with the sale of Company Products in the ordinary course of business consistent with past practice;
(ix)    all licenses, sublicenses and other Contracts pursuant to which any Person is authorized to use any Company-Owned IP Rights, (other than non-exclusive end user licenses in connection with the sale of Company Products in the ordinary course of business consistent with past practice);
(x)    other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used by the Company Products and that have an individual acquisition cost of $50,000 or less, all licenses, sublicenses and other Contracts pursuant to which the Company or its Subsidiary acquired or is authorized to use any Third-Party Intellectual Property Rights;
(xi)    any licenses, sublicenses and other Contracts pursuant to which the Company or its Subsidiary has agreed to any restriction on the right of the Company or its Subsidiary to use or enforce any Company-Owned IP Rights or pursuant to which the Company or its Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Company-Owned IP Rights;
(xii)    any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company or its Subsidiary;
(xiii)    any Contract to license or authorize any third party to manufacture or reproduce any of the products, services, technology or Intellectual Property of the Company or its Subsidiary;

(xiv)    any Contracts relating to the membership, participation or affiliation of or by the Company or its Subsidiary in or with, any industry standards group or association;
(xv)    (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person;
(xvi)    any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation or cost on the part of the Company or its Subsidiary, other than non-exclusive end user licenses in connection with the sale of Company Products in the ordinary course of business consistent with past practice;
(xvii)    (A) any Contract for the employment or engagement of any director, officer, employee, or consultant of the Company or any other type of Contract with any director, officer, employee, or consultant of the Company that is not immediately terminable by the Company at-will without notice, severance, cost or Liability and (B) any Contract requiring it to make a payment to any director, officer, employee, consultant, or other Person on account of the consummation of the Merger or any other transaction contemplated by this Agreement;
(xviii)    any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of the Company or its Subsidiary, or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, in each case other than those that are on the Company’s standard form equity award or exercise agreement (copies of which have been made available to Acquirer);
(xix)    any Contract under which the Company or its Subsidiary provides any services, including advisory services, to any third party, including any consulting Contract, professional Contract or software implementation, deployment or development services Contract, or support services Contract;
(xx)    any Contract with any labor union or any collective bargaining agreement or similar Contract;
(xxi)    any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person (other than its Subsidiary);
(xxii)    any Contract with any Governmental Entity or any Company Authorization;
(xxiii)    any settlement agreement;
(xxiv)    any Contract pursuant to which rights of any third party are triggered or become exercisable in connection with or as a result of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereunder, either alone or in combination with any other event;
(xxv)    any Contract with a Significant Customer or a Significant Supplier; or
(xxvi)    any other oral or written Contract or obligation not listed in clauses (i) through (xxv) that individually had or has a value or payment obligation in excess of $50,000 over the life of the Contract.

(b)    All Material Contracts are in written form. The Company or its Subsidiary (as applicable) has performed all of the material obligations required to be performed by it and is entitled to all material benefits under, and is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. As of the Agreement Date, and except for non-renewals or terminations occurring in the ordinary course of business, there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or its Subsidiary, or to the Company’s Knowledge, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract or (D) the right to cancel, terminate or modify any Material Contract. As of the Agreement Date, neither the Company nor its Subsidiary has received any written (or the Knowledge of the Company, oral) communication regarding any actual or alleged violation or breach of, default under, or intention to cancel or modify any Material Contract. True, correct and complete copies of all Material Contracts have been provided to Acquirer prior to the Agreement Date.
2.19    Export Control Laws. Each of the Company and its Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including (i) the Export Administration Regulations; (ii) economic sanctions regulations and Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control; (iii) the International Traffic in Arms Regulations; and (iv) all comparable Laws of each jurisdiction outside the U.S. in which the Company or its Subsidiary does or has done business (directly or indirectly). Without limiting the foregoing, (i) the Company and its Subsidiary have obtained all export licenses, registrations, commodity classifications and other approvals required for its exports of products, software and technologies and reexports of such items between third (3rd) countries; (ii) the Company and its Subsidiary are in compliance in all material respects with the terms of all applicable export licenses, license exceptions or other approvals; (iii) there are no pending or, to the Knowledge of the Company and its Subsidiary, threatened claims or investigations against the Company with respect to the Company’s or its Subsidiary’s export transactions; (iv) neither the Company nor its Subsidiary has engaged in any transactions involving, or otherwise dealt directly or indirectly with, any Restricted Parties or with Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine; (v) no current or past officer, director or employee of the Company or its Subsidiary is or has been a Restricted Party or national or resident of Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine; (vi) neither the Company nor its Subsidiary is nor was required to be registered with the U.S. Department of State under the International Traffic in Arms Regulations; and (vii) no consents or approvals for the transfer of export licenses to Acquirer are required, except for such consents and approvals that can be obtained expeditiously without material cost.
2.20    Customers and Suppliers.
(a)    Neither the Company nor its Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor who is or was during the past two (2) fiscal years one of the ten (10) largest sources of monthly recurring revenues for the Company, based on amounts paid or payable (each, a “Significant Customer”), and, as of the Agreement Date, to the Knowledge of the Company, there is no material dissatisfaction on the part of any Significant Customer with respect to the Company Products. Each Significant Customer is listed on Schedule 2.20(c) of the Company Disclosure Schedule. As of the Agreement Date, neither the Company nor its Subsidiary has received any written notice from any Significant Customer that such customer shall not continue as a customer of the Company or its Subsidiary (or Acquirer or the Surviving Corporation) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company or its Subsidiary (or Acquirer or the Surviving Corporation).

(b)    Neither the Company nor its Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, is or was during the past two (2) fiscal years one of the ten (10) largest suppliers of products and/or services to the Company, based on amounts paid or payable (each, a “Significant Supplier”), and to the Knowledge of the Company, there is no material dissatisfaction on the part of any Significant Supplier with respect to the Company or its Subsidiary. Each Significant Supplier is listed on Schedule 2.20(b) of the Company Disclosure Schedule. As of the Agreement Date, neither the Company nor its Subsidiary has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company or its Subsidiary (or Acquirer or the Surviving Corporation) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company or its Subsidiary (or Acquirer or the Surviving Corporation).
(c)    The information set forth on Schedule 2.20(c) of the Company Disclosure Schedule is true, correct and complete in all respects as of the date set forth therein.
2.21    Accounts Receivable. The accounts receivable as reflected on the Company Balance Sheet arose in the ordinary course of business consistent with past practice and represented bona fide claims against debtors for sales and other charges. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practice. The accounts receivable of the Company and its Subsidiary arising after the Company Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business consistent with past practice and represented or shall represent bona fide claims against debtors for sales and other charges. None of the accounts receivable of the Company or its Subsidiary is subject to any claim of offset, recoupment, setoff or counter-claim. No material amount of accounts receivable is contingent upon the performance by the Company or its Subsidiary of any obligation or Contract other than normal warranty repair and replacement. No Person has any lien on any of such accounts receivable and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Schedule 2.21 of the Company Disclosure Schedule sets forth as of September 30, 2018 an aging of the Company’s and its Subsidiary’s accounts receivable in the aggregate and by customer (on an anonymized basis) and indicates the amounts of allowances for doubtful accounts and warranty returns.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND SUB
Acquirer represents and warrants to the Company as follows:
3.1    Organization and Standing. Each of Acquirer and Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Neither Acquirer nor Sub is in violation of any of the provisions of its articles or certificate of incorporation, as applicable, or bylaws.
3.2    Authority; Noncontravention.
(a)    Each of Acquirer and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquirer and Sub. This Agreement has been duly executed and delivered by each of Acquirer and Sub and constitutes the valid and binding obligation of Acquirer and Sub enforceable against Acquirer and Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)    The execution and delivery of this Agreement by Acquirer and Sub do not, and the consummation of the transactions contemplated by this Agreement will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws of Acquirer or Sub, as amended to date, (ii) any Contract to which Acquirer or Sub is a party or (iii) applicable Legal Requirements, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquirer’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.
(c)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquirer or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger, as provided in Section 1.5.
3.3    No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.
3.1    No Additional Representations. Acquirer and Sub acknowledge that the Company has not made, and Acquirer and Sub are not relying on, any representations or warranties regarding the subject matter of this Agreement or the transactions contemplated hereby, express or implied, except as set forth in Article II or pursuant to certificates or ancillary agreements delivered hereto.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
4.1    Conduct of Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time (the “Pre-Closing Period”), except with the prior written consent of Acquirer or except as set forth on Schedule 4.1 of the Company Disclosure Schedule:
(a)    the Company and its Subsidiary shall use commercially reasonable efforts to conduct their business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement) and in compliance with all applicable Legal Requirements;
(b)    each of the Company and its Subsidiary shall (i) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes (and with respect to Taxes, maintain adequate reserves consistent with GAAP, and the past practice and policies of the Company), (ii) pay or perform its other obligations in the ordinary course of business consistent with past practices, (iii) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, (iv) sell Company products consistent with past practice as to license, service and maintenance terms, incentive programs, and in accordance with GAAP requirements as to revenue recognition, and (v) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;

(c)    the Company shall use its commercially reasonable efforts to assure that each of its and its Subsidiary’s Contracts (other than with Acquirer) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Merger, and shall give reasonable advance notice to Acquirer prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms; and
(d)    the Company and its Subsidiary shall maintain each of its leased premises in accordance with the terms of the applicable lease.
4.2    Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of the provisions of Section 4.1, during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiary to not, cause or permit any of the following (except (x) as otherwise expressly permitted or required by the terms of this Agreement, (y) with the prior written consent of Acquirer (such consent not to be unreasonably withheld, conditioned or delayed with respect to clause (c) below), or (z) as set forth on Schedule 4.2 of the Company Disclosure Schedule):
(a)    Charter Documents. Cause or permit any amendments to its certificate of incorporation or bylaws or equivalent organizational or governing documents;
(b)    Dividends; Changes in Capital Stock. (i) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service, other than (A) the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options that are either vested or otherwise permitted under the applicable option agreement, (B) the issuance of shares of Company Common Stock upon conversion of shares of Company Preferred Stock outstanding on the Agreement Date and (C) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;
(c)    Material Contracts. (i) Enter into any Contract that would constitute a Material Contract, other material Contract or a Contract requiring a novation or consent in connection with the Merger, (ii) violate, terminate, amend or otherwise materially modify (including by entering into a new Contract with such party or otherwise), except for renewals, non-renewals or terminations occurring in the ordinary course of business consistent with the terms of such Contract) or (iii) waive any of its rights under any of the Material Contracts; provided that this provision shall not require the Company to seek or obtain Acquirer’s consent in order to set or change the prices at which the Company sells products or provides services to current customers in the ordinary course of business consistent with past practice;
(d)    Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue, any such shares or other convertible securities, other than (i) the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options that are either vested or otherwise permitted under the applicable option agreement, (ii) the issuance of shares of Company Common Stock upon conversion of shares of Company Preferred Stock outstanding on the Agreement Date and (iii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(e)    Employees; Consultants; Independent Contractors. (i) Hire any additional officers or other employees, or engage any consultants or independent contractors, (ii) terminate the employment (other than for cause), change the title, office or position, or reduce or modify the responsibilities of any management, supervisory or other key personnel of the Company, (iii) enter into, amend, extend the term of, or terminate (other than for cause) any employment or consulting agreement with any officer, employee, consultant or independent contractor, or (iv) negotiate, enter into, adopt or amend or announce any intention to negotiate, enter into, adopt or amend any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);
(f)    Loans and Investments. Make any loans or advances (other than routine expense advances to employees of the Company in the ordinary course of business consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any borrowed money indebtedness;
(g)    Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property (other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with the Company Products and that have an individual acquisition cost of $10,000 or less), or transfer or license to any Person any rights to any Company-Owned IP Rights (other than non-exclusive end-user licenses in connection with the sale of Company Products in the ordinary course of business consistent with past practice), or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company Source Code to current employees and consultants of the Company involved in the development of the Company Products on a need-to-know basis, consistent with past practice).
(h)    Exclusive Rights and Most Favored Party Provisions. Enter into or amend any Contract pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its or its Affiliates’ business activities;
(i)    Dispositions. Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its properties or assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with its past practice or enter into any Contract with respect to the foregoing;
(j)    Debt. Incur any borrowed money indebtedness, including, for the avoidance of doubt, any drawdowns or borrowings under existing facilities, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;
(k)    Leases. Enter into any operating lease in excess of $50,000 or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(l)    Payment of Obligations. (i) Pay, discharge or satisfy (A) any amounts due under any promissory note to any Person who is an officer or director of the Company as of the Agreement Date or (B) any claim or Liability in excess of $5,000 arising other than in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses, (ii) defer payment of any accounts payable other than (A) in the ordinary course of business consistent with past practice or (B) in an amount not to exceed $10,000 or (iii) give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice in order to accelerate or induce the collection of any receivable;

(m)    Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $50,000 per month or $50,000 in the aggregate;
(n)    Insurance. Materially change the amount of any insurance coverage;
(o)    Termination or Waiver. Terminate or waive any right of substantial value;
(p)    Employee Benefit Plans; Pay Increases. (i) Adopt, amend or terminate any Company Employee Plan or other employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, (ii) materially amend any deferred compensation plan within the meaning of Section 409A of the Code, except to the extent necessary to meet the requirements of such Section, (iii) grant or pay any special bonus or special remuneration to any current or former employee or non-employee director or consultant, (iv) increase the salaries, wage rates or fees of its current employees or non-employee directors or consultants (other than pursuant to preexisting plans, policies or Contracts that have been disclosed to Acquirer and are set forth on Schedule 4.2(p) of the Company Disclosure Schedule), or (v) add any new members to the Company Board;
(q)    Severance Arrangements. (i) Grant or pay, or enter into any Contract providing for the granting of any severance, change of control, retention or termination pay, to any Person or (ii) accelerate the payment timing, funding, or vesting of any compensation or other benefits, in each case other than payments or acceleration made pursuant to preexisting plans, policies or Contracts that have been disclosed to Acquirer and are set forth on Schedule 4.2(q) of the Company Disclosure Schedule);
(r)    Lawsuits; Settlements. (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Acquirer prior to the filing of such a suit) or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;
(s)    Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;
(t)    Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state or foreign income Tax Return or any other material Tax Return without the review and reasonable approval of Acquirer, file any amendment to a federal, state or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or assume any liability for the Taxes of any other Person (whether by Contract or otherwise) or enter into any closing agreement with any Tax Authority, settle any claim or assessment in respect of Taxes (or refunds thereof), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes without the prior review and reasonable approval of Acquirer, or enter into intercompany transactions giving rise to deferred gain or loss of any kind;
(u)    Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquirer;

(v)    Real Property. Enter into any Contract for the purchase, sale or lease of any real property;
(w)    Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties;
(x)    Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers;
(y)    Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or stockholder of the Company or its Subsidiary (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.18 of the Company Disclosure Schedule; and
(z)    UK Company Options. Take any action that would reasonably be expected to result in the loss of qualified status of any UK Company Options as Enterprise Management Incentives (as defined in ITEPA).
(aa)    Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (z) in this Section 4.2.

ARTICLE V
ADDITIONAL AGREEMENTS
5.1    Company Board Recommendation; Stockholder Approval and Notice.
(a)    Neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Acquirer, the unanimous recommendation of the Company Board that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.
(b)    Within seven (7) Business Days following the Agreement Date, the Company shall prepare, with the cooperation of Acquirer, and mail to each Company Stockholder other than the Company Stockholders who previously executed the Company Stockholder Consent, a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of Delaware Law and Section 603(b) of California Law of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of Delaware Law and Chapter 13 of California Law, together with a copy of Section 262 of Delaware Law and Chapter 13 of California Law and (iii) an information statement to the Company Stockholders in connection with solicitation of the Company Stockholder Approval. The Stockholder Notice shall include (x) a statement to the effect that the Company Board had unanimously recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and (y) such other information as Acquirer and the Company may agree is required or advisable under Delaware Law and/or California Law to be included therein. Following the mailing of the Stockholder Notice, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Acquirer (which approval shall not be unreasonably withheld or delayed). Each of Acquirer and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of Acquirer or its counsel, may be required or advisable to be included under Delaware Law and/or California Law in the Stockholder Notice or in any amendment or supplement thereto, and Acquirer and the Company agree to cause their respective Representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto.

(c)    Prior to the Effective Time, the Company shall notify the Company Securityholders (other than the Company Stockholders so notified pursuant to Section 5.1(b)) of the Merger, to the extent required by the terms and conditions of this Agreement, the Charter Documents, any Legal Requirements, or any agreement or instruments governing the securities of the Company (other than the Company Capital Stock)
(d)    The Company shall use its commercially reasonable efforts to obtain prior to the Closing a Joinder Agreement executed by each Company Stockholder.
5.2    No Solicitation.
(a)    During the Pre-Closing Period, the Company shall not authorize or permit any of its officers, directors, Affiliates, stockholders or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage or facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal or (v) submit any Acquisition Proposal to the vote of any stockholders of the Company. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal. If any Company Representative, in his or her capacity as such, takes any action that the Company is obligated pursuant to this Section 5.2 to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.2.
(b)    The Company shall promptly notify Acquirer in writing within 24 hours after receipt by the Company (or, to the Knowledge of the Company, by any of the Company Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other written notice that any Person is considering making an Acquisition Proposal or (iv) any request for nonpublic information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Acquirer. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Acquirer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquirer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Acquirer with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to discuss any Acquisition Proposal.

5.3    Confidentiality; Public Disclosure.
(a)    The parties hereto acknowledge that Acquirer and the Company have previously executed a Nondisclosure Agreement dated October 5, 2016, as amended by Amendment No. 1 dated March 20, 2017 and Amendment No. 2 dated September 15, 2018 (as amended, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.
(b)    The Company shall not, and the Company shall direct each Company Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated by this Agreement or use Acquirer’s name or refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquirer, unless and only to the extent (i) required by law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquirer prior to any such disclosure), (ii) as reasonably necessary for the Company to obtain the consents and approvals of Company Stockholders and other third parties contemplated by this Agreement, (iii) as reasonably necessary to enforce such party’s rights under this Agreement, the Escrow Agreement or any other agreement entered into in connection with this Agreement, (iv) such information is or becomes generally known to the public without violation of this Agreement, the Confidentiality Agreement or any other agreement or obligations restricting the disclosure of such information by such party and (v) made by a Company Stockholder that is a venture capital or private equity fund in communications to its investors as may be (A) legally or contractually required or (B) reasonably necessary in the good faith exercise of the fiduciary duties of the general part of such Company Stockholder. Notwithstanding anything herein or in the Confidentiality Agreement, Acquirer may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated by this Agreement as Acquirer may, in its reasonable discretion, determine.
5.4    Regulatory Approvals. During the Pre-Closing Period:
(a)    The Company shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under applicable foreign antitrust laws) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, that may be reasonably required, or that Acquirer may reasonably request, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Acquirer to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents. The Company shall promptly inform Acquirer of any material communication between the Company and any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. The Company shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of Acquirer.
(b)    Acquirer shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under applicable foreign antitrust laws) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether foreign, federal, state, local or municipal, that may be reasonably required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. Acquirer shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Acquirer with respect to such authorizations, approvals and consents. Acquirer shall promptly inform the Company of any material communication between Acquirer and any Governmental Entity regarding any of the transactions contemplated by this Agreement. If Acquirer or any Affiliate of Acquirer receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then Acquirer shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Acquirer shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Company.
5.5    Reasonable Efforts. Subject to the limitations set forth in Section 5.4, each of the parties hereto (other than the Stockholders’ Agent) agrees to use its commercially reasonable efforts with respect to its contractual obligations, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Article VI, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement.
5.6    Third Party Consents; Notices.
(a)    During the Pre-Closing Period, the Company shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Acquirer at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule C, the form of which consents, waivers and approvals shall be subject to the prior approval of Acquirer; provided, however, that the Company shall not be obligated to make any payment or commercial concession to any third party, or incur any Liability, as a condition to (or in connection with) obtaining any such consent, waiver or approval.
(b)    The Company shall give all notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA, the American Recovery and Reinvestment Act of 2009 and other applicable Legal Requirements in connection with the transactions contemplated by this Agreement.
5.7    Litigation. During the Pre-Closing Period, the Company will, to the extent legally permitted, (i) notify Acquirer in writing promptly after learning of any action, suit, arbitration, mediation, proceeding, claim or investigation by or before any Governmental Entity, arbitrator, mediator, or other body initiated by or against it, or, to the Knowledge of the Company, threatened against the Company or any of its directors, officers, employees or stockholders in their capacity as such (a “New Litigation Claim”), (ii) notify Acquirer of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim.
5.8    Access to Information.
(a)    During the Pre-Closing Period, (i) the Company shall afford Acquirer and its accountants, counsel and other representatives, reasonable access during business hours to (A) all of the Company’s properties, books, Contracts and records and (B) all other information concerning the business, properties and personnel of the Company as Acquirer may reasonably request and (ii) to the extent reasonably requested by Acquirer in writing, the Company shall provide or make available to Acquirer and its accountants, counsel and other representatives true, correct and complete copies of the Company’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company has been a party and (D) receipts for any Taxes paid to foreign Tax Authorities; provided, however, that (i) such access does not unreasonably interfere with the normal operations of the Company, (ii) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (iii) all requests for access shall be directed to the individuals set forth on Section 2 of Schedule G attached hereto or such other Person as the Company may designate in writing from time to time, (iv) nothing herein shall require the Company to provide access to, or to disclose any information to, Acquirer or any of its representatives if such access or disclosure, in the good faith reasonable belief of the Company, (x) would waive any legal privilege or (y) would be in violation of Legal Requirements or regulations of any Governmental Entity or the provisions of any agreement to which the Company is a party as of the Agreement Date.
(b)    Subject to compliance with applicable Legal Requirements and provisos (i) through (iv) of Section 5.8(a), during the Pre-Closing Period, the Company shall confer from time to time as requested by Acquirer with one or more representatives of Acquirer to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.
(c)    No information or knowledge obtained by Acquirer during the pendency of the transactions contemplated by this Agreement in any investigation pursuant to this Section 5.8 shall affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement, in each case except to the extent set forth in the Company Disclosure Schedule.
5.9    Closing Spreadsheet. The Company shall prepare and deliver to Acquirer and the Paying Agent, no later than three (3) Business Days prior to the Closing, a spreadsheet (the “Closing Spreadsheet”), in a form reasonably acceptable to Acquirer and the Paying Agent, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of the Closing Date and immediately prior to the Effective Time:
(a)    the names of all the Company Securityholders and their respective addresses and, where available, email addresses;
(b)    the number and kind of shares of Company Capital Stock held by, or subject to the Company Options held by, such Persons and, in the case of outstanding shares, the respective certificate numbers;
(c)    the exercise price per share in effect for each Company Option;
(d)    the vesting status and schedule with respect to Company Options and Company Capital Stock (if any) and terms of the Company’s rights to repurchase such Company Capital Stock (including the repurchase price payable per share);
(e)    the calculation of Total Merger Consideration, Total Adjusted Merger Consideration, Founder Holdback Amount, Escrow Fund, Expense Fund, Per Share Amount, Closing Per Share Amount (with respect to each Effective Time Holder), Escrow Per Share Amount, Expense Fund Per Share Amount and Founder Holdback Per Share Amount;
(f)    with respect to each Effective Time Holder, the aggregate amount of cash payable to such Effective Time Holder pursuant to Sections 1.10(a)(i), 1.10(a)(ii) and 1.10(a)(iii);
(g)    with respect to each Company Optionholder, the aggregate Vested Company Option Cash Out Amount payable to such holder with respect to all Vested Company Options held by such Company Optionholder pursuant to Section 1.10(a)(iv);

(h)    the Pro Rata Share of each Effective Time Holder in the Escrow Fund and the Expense Fund;
(i)    the wire transfer instructions with respect to payments by the Acquirer pursuant to Sections 1.10(a)(i), 1.10(a)(ii), 1.10(b)(i), and 1.10(c);
(j)    the Persons to whom Estimated Company Indebtedness (with respect to indebtedness for borrowed money) and Estimated Company Transaction Expenses is owed and, in each case, their respective payoff amounts and wire transfer instructions; and
(k)    a separate column indicating whether each Company Securityholder will be paid by the Paying Agent or through Company payroll.
5.10    Expenses. Whether or not the Merger is consummated, except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including transaction expenses) shall be paid by the party incurring such expense.
5.11    Employees and Benefit Matters.
(a)    Unless Acquirer provides written notice to the Company to the contrary at least five (5) days prior to the Closing Date, each of the Company and any ERISA Affiliate shall terminate or, in the case of any PEO Company Employee Plan, shall terminate its participation in, any and all Company Employee Plans, including any plans intended to meet the requirements of Code Section 125 or Code Section 401(a), and shall cause any professional employer organization or co-employer organization to terminate the participation of each Employee in any PEO Company Employee Plan maintained by such organization, effective as of the times described in this Section 5.11, below. Unless Acquirer provides written notice to the Company as contemplated in the foregoing sentence, prior to the Closing Date, the Company shall provide Acquirer with evidence that the Company Employee Plans, or, in the case of any PEO Company Employee Plans, the Company’s participation in the PEO Company Employee Plans, have been terminated pursuant to resolutions of the Board of Directors of the Company, such ERISA Affiliate or such other organization, as the case may be. The form and substance of such resolutions, and the manner in which the Company’s participation in any PEO Company Employee Plan is terminated, shall be subject to review and approval of Acquirer. The Company also shall take such other actions in furtherance of the foregoing as Acquirer may reasonably require. In the event that the termination of the Company’s participation in any PEO Company Employee Plan that is a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges or fees shall be included in the Final Company Transaction Expenses of the Company and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Acquirer prior to the Closing Date.
(b)    Except with respect to the processing of the Vested Company Option Cash Out Amount through the PEO payroll services, the Company shall terminate all Contracts with any professional employer organizations, or other agreements or arrangements providing for co-employment of Employees of the Company on or prior to the Closing, including sending all required notices, such that (a) each such Contract, agreement or arrangement shall be of no further force or effect immediately prior to the Closing, in each case without any remaining Liability of any kind on the part of the Company, Acquirer or any of its affiliates, (b) immediately prior to the Closing Date, the Employees shall be considered solely employees of the Company for all purposes, (c) each Employee’s participation in any Company Employee Plans sponsored by a professional employer organization or co-employer shall terminate as of the Closing Date to the extent permitted under the terms of such Company Employee Plan.

5.12    Treatment of Company Options and Related Matters.
(a)    Prior to the Effective Time, the Company shall take all action that may be necessary or required (under any Company Equity Plan, any applicable Legal Requirement, the applicable stock option award agreements or otherwise) to effectuate the provisions of Sections 1.9(a)(iv) and 1.9(a)(v), to ensure that, from and after the Effective Time, each Company Optionholder shall have no rights with respect to its respective Vested Company Options or Unvested Company Options, except the right to receive the consideration, if any, specified Sections 1.9(a)(iv) and 1.9(a)(v), as applicable.
(b)    The Company shall use its commercially reasonable efforts to ensure that there shall be no outstanding securities, commitments or agreements of the Company immediately prior to the Effective Time that purport to obligate the Company or its Subsidiary to issue any shares of Company Capital Stock, Company Options or other securities under any circumstances
(c)    The Company shall use its commercially reasonable efforts to cause the delivery to Acquirer at or prior to the Closing of a true, correct and complete copy of each election statement under Section 83(b) of the Code filed by each Person who acquired unvested shares of Company Capital Stock after the Agreement Date (or prior to the Agreement Date to the extent not previously provided or made available by the Company), together with evidence of timely filing of such election statement with the appropriate Internal Revenue Service Center.
(d)    As soon as practicable following the Agreement Date and in any event prior to the Effective Time, the Company shall provide notice to all holders of Company Options, of the treatment of such Company Options pursuant to this Agreement. The Company shall provide to Acquirer as promptly as practicable copies of all correspondence in accordance with the foregoing sentence and shall provide Acquirer with the advance opportunity to review and comment upon all such documentation prior to its dissemination in accordance with this Section 5.12(d).
5.13    Parachute Payment Waivers. The Company shall obtain and deliver to Acquirer, prior to the initiation of the requisite stockholder approval procedure under Section 5.14, a Parachute Payment Waiver from each Person who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 5.14, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of the Merger.
5.14    Section 280G Stockholder Approval. Promptly following the execution of this Agreement and no later than three (3) Business Days prior to the Closing Date, the Company shall submit to the holders of Company Capital Stock for approval (in a manner satisfactory to Acquirer), by such number of holders of Company Capital Stock as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination, together with the disclosure to holders of Company Capital Stock in connection therewith, shall be made by the Company in consultation with Acquirer), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Acquirer notification and evidence reasonably satisfactory to Acquirer that (a) a vote of the holders of Company Capital Stock was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”), or (b) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments or benefits, which were executed by the affected individuals prior to the vote of the holders of Company Capital Stock pursuant to this Section 5.14.

5.15    Closing Spreadsheet and Documents. The Company shall prepare and deliver to Acquirer a draft of the Closing Spreadsheet not later than five (5) Business Days prior to the Closing Date. The Company shall cause such documents to be derived from and be in accordance with the books and records of the Company. Without limiting the generality or effect of the provisions of Section 5.9, Company shall provide to Acquirer, promptly after Acquirer’s request, copies of the documents or instruments evidencing the amounts set forth on the Closing Spreadsheet. The Company shall consider in good faith any reasonable comments to such draft Closing Spreadsheet made by Acquirer to be reflected in the final versions thereof delivered at Closing (it being understood that any such comments, or lack thereof, whether or not reflected in the final versions thereof shall not diminish or otherwise affect Acquirer’s remedies hereunder if such final versions are not accurate).
5.16    Corporate Matters. The Company shall, prior to the Closing, deliver to Acquirer a completed annual franchise tax report (or similar applicable form, report or document), which report shall be true, correct and complete in all respects, for its jurisdiction of incorporation with respect to the current year setting forth the amount of Taxes and fees that shall have accrued as of the Closing and, if due and payable, pay all corporate franchise, foreign corporation and similar Taxes that shall have accrued as of the Closing (all such Taxes that have accrued but are not yet due and payable as of the Closing shall be included as Liabilities for Taxes as of the Closing Date in the calculation of Working Capital).
5.17    Taxes.
(a)    [intentionally omitted]
(b)    Cooperation and Pre-Closing Tax Period Tax Returns.
(i)    The Acquirer, Surviving Corporation and the Stockholders’ Agent shall cooperate fully as and to the extent reasonably requested by any of the others in connection with the filing of Tax Returns pursuant to this Section 5.17 and any Tax Proceeding with respect to Taxes. Such cooperation shall include the retention and, upon reasonable request to the extent such records or information are in the possession of such Person, the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other Tax Proceeding and making Persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquirer, the Company, and the Stockholders’ Agent (to the extent in its possession) agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority to the extent Acquirer, the Company and the Stockholders’ Agent have been timely informed of such record retention agreements.
(ii)    The Effective Time Holders shall bear (in accordance with Article VIII) the cost and economic burden of any Taxes and costs associated with Tax compliance, including, but not limited to the cost (to the extent incurred following the Effective Time, such cost not to exceed the amount set forth on Section 3 of Schedule G, reduced by any amounts expressly included in Working Capital) of preparing and filing Tax Returns, imposed on or payable by the Company that are attributable to a Pre-Closing Tax Period (reduced by any Taxes expressly included in Working Capital or that have otherwise been taken into account in the calculation of the Total Merger Consideration). Acquirer shall prepare or cause to be prepared and timely file all Tax Returns for any Taxable period ending on or prior to the Closing Date that is due after the Closing Date. The Company shall prepare and file or cause to be prepared and filed any Tax Returns required to be filed on or prior to the Closing Date. Tax Returns described in this Section 5.17(b)(ii) shall be prepared in accordance with past practices and customs of the Company (unless otherwise required by any applicable Legal Requirement). With respect to Tax Returns described in this Section 5.17(b)(ii) for which Acquirer shall be responsible for the preparation and filing thereof, and without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, the following amounts shall be included as Liabilities for Taxes as of the Closing Date in the calculation of Working Capital: (i) a good faith estimate of all

Taxes that have accrued but are not yet due and payable as of the Closing Date and (ii) reasonable estimate of the costs and expenses consistent with past practices of the Company with respect to the preparation and filing of Tax Returns, including fees for Tax Return preparation.
(c)    Straddle Period Tax Returns. Acquirer shall prepare or cause to be prepared all Tax Returns of the Company for any Taxable period of the Company that begins on or before the Closing Date and ends after the Closing Date (“Straddle Period”). Whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period included in a Pre-Closing Tax Period shall be determined: (i) by assuming in the case of Taxes that are either based upon or related to income or receipts or imposed in connection with any sale of property or in connection with payroll payments, that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two (2) taxable years or periods on a daily basis; provided, further, that all items of loss or expense deductible by the Company as a result of the transactions contemplated hereby, including deductions related to Company Transaction Expenses shall be allocated to the Pre-Closing Tax Period to the extent permitted by applicable law; and (ii) in the case of all other Taxes of the Company, by taking the amount of such Taxes for the entire Straddle Period and multiplying such amount by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period. Notwithstanding anything to the contrary in this Agreement, the Effective Time Holders shall, in accordance with Article VIII, cause to be released to Acquirer from the Escrow Fund (or pay to the Acquirer, as the case may be) the portion of the amount of Taxes shown as due on such Tax Returns for any Pre-Closing Tax Period, as reasonably determined by Acquirer (reduced by any Taxes expressly included in Working Capital or that have been otherwise taken into account in the calculation of the Total Merger Consideration) at least ten (10) days prior to the date such Taxes are required by law to be paid to the applicable Governmental Entity and the Company shall timely pay all amounts shown on the Straddle Period Tax Returns to the applicable Governmental Entity.
(d)    Review and Consent. With respect to Tax Returns described in Section 5.17(b)(ii)(ii) for which Acquirer shall be responsible for the preparation and filing thereof, no later than thirty (30) days prior to the due date for filing any such Tax Returns (including extensions thereof) Acquirer will provide completed copies of such Tax Returns to the Stockholders’ Agent for review and comment. Acquirer shall reasonably and in good faith consider any such comments prior to the filing of such Tax Returns.
(e)    Tax Controversies. Following the Closing Date, with respect to any audit, litigation or other proceeding with respect to Taxes (each a “Tax Claim”) involving Tax matters or items that could reasonably be expected to form the basis for a claim of indemnification against the Effective Time Holders pursuant to this Agreement, Acquirer will control such Tax Claim, including the defense and settlement thereof; provided that Stockholders’ Agent shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Effective Time Holders; provided, further, that Acquirer (x) will keep the Stockholders’ Agent reasonably informed concerning the progress of such Tax Claim, (y) provide the Stockholders’ Agent copies of all correspondence and other documents relevant to such Tax Claim, and (z) Stockholders’ Agent shall have the right to review such proposed compromise, settlement, consent or agreement. For the avoidance of doubt, this Section 5.17(e) and not Section 8.8 shall govern all Tax Claims.

(f)    Transfer Taxes. The Effective Time Holders shall be responsible for Transfer Taxes that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby. The parties hereto shall cooperate in connection with the filing by Person(s) required to do so by applicable law of all necessary Tax Returns and other documentation with respect to all Taxes referred to in this Section 5.17(f). Each of the Effective Time Holders and Acquirer shall use commercially reasonable efforts to minimize any Transfer Taxes that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby.
(g)    Tax Positions and Elections. Acquirer, the Company and their Affiliates will not, with respect to any Pre-Closing Tax Period, (i) file any amended Tax Return with respect to the Company or its Subsidiary or (ii) make or change any Tax election that has retroactive effect to any Tax Return for a Pre-Closing Tax Period, in each case, except (1) as required by Legal Requirement, (2) as permitted by Section 5.17(b), or (3) if such action would have no effect on the liability of the Effective Time Holders hereunder. Acquirer, the Company and their Affiliates will not file any elections under Section 338 of the Code with respect to the acquisition of the Company pursuant to this Agreement unless such election would have no effect on the liability of the Effective Time Holders hereunder.
(h)    Limitation on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Persons shall not have any liability or indemnification obligation for any Taxes of the Company or its Subsidiary (i) resulting from any action taken on or after the Closing Date by Acquirer or any of its Affiliates, including the Company and its Subsidiary; (ii) attributable to or arising from a breach by an Indemnified Person of its obligations, covenants or agreements under this Agreement or an Indemnified Party taking a tax position or filing a Tax Return inconsistent with the Company’s past practice, or (iii) that are incurred in a Post-Closing Tax Period (and, for the avoidance of doubt, are not directly arising from a Pre-Closing Tax Period) except to the extent attributable to a breach of Sections 2.12(j), 2.12(k), or 2.12(p).
5.18    Indemnification of Officers and Directors.
(a)    Prior to the Closing, the Company shall purchase an extended reporting period endorsement (the “D&O Insurance”) under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers on terms reasonably acceptable to Acquirer that shall provide such directors and officers with coverage for six (6) years following the Effective Time and that provides at least the same coverage in scope and amount as the existing coverage and have other terms not materially less favorable in the aggregate to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. The cost of any D&O Insurance shall be considered a Company Transaction Expense for purposes of this Agreement.
(b)    From and after the Effective Time, and until the sixth (6th) anniversary of the Effective Time, Acquirer shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to Persons who on or prior to the Effective Time are or were directors and/or officers of the Company (the “D&O Indemnified Parties”) pursuant to any indemnification provisions under the company’s charter and other organizational documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties that are listed on Schedule 5.18 of the Company Disclosure Schedule; provided, however, that (i) the foregoing obligations shall be subject to any limitation imposed by applicable Laws, and (ii) no D&O Indemnified Party shall have any right of contribution, indemnification or right of advancement from Acquirer, the Surviving Corporation, or their respective successors with respect to any Indemnifiable Damages that such D&O Indemnified Party is responsible for in his, her or its capacity as an Effective Time Holder pursuant to Article VIII of this Agreement.

(c)    This Section 5.18 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Company, Acquirer, the Surviving Corporation and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Acquirer and the Surviving Corporation.
5.1    Continuing Employee Matters.
(a)    For a period of twelve (12) months immediately after the Closing Date, Acquirer shall, or shall cause its Affiliates with which any employees of the Company who continue to be employed by the Surviving Corporation (collectively, the “Continuing Employees”) to, provide to such each such Continuing Employee (i) a base salary or wage rate no less favorable than the base salary or wage rate provided to such Continuing Employee immediately prior to the Effective Time; and (ii) employee welfare benefits (excluding any equity-based or equity-related compensation and any benefits provided pursuant to any defined benefit plan (if any)) that are, taken as a whole, no less favorable in the aggregate to those generally made available to similarly situated employees of the Acquirer under its welfare benefit plans and programs.
(b)    With respect to any employee benefit plan maintained by Acquirer or its Affiliates in which any Continuing Employees participate after the Closing Date, Acquirer shall, and shall cause the its Affiliates to, make commercially reasonable efforts to credit all service of the Continuing Employees with the Company or its Subsidiary prior to the Effective Time, including for purposes of eligibility to participate, vesting, and determining seniority or the level of benefit in any such plan (other than any defined benefit plan, bonus plans, retiree medical plans and any grandfathered or frozen plans), to the extent that such service recognized under a similar Employee Plan; provided, however, that no such service shall be credited to the extent such service crediting would result in a duplication of benefits with respect to the same period of service. Acquirer shall, and shall cause its Affiliates to, make commercially reasonable efforts to waive participation waiting periods, and limitations on benefits related to any pre-existing conditions of the Continuing Employees and their eligible spouses and dependents for purposes of participation in any health plans sponsored by Acquirer or its Affiliates in which such Continuing Employees become eligible to participate following the Closing Date. Acquirer shall, and shall cause its Affiliates to, make commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Continuing Employees following the Closing Date, deductible and out-of-pocket expenses paid by Continuing Employees and their respective spouses and dependents under Employee Plans that are health plans in the calendar year in which the Closing Date occurs, to the extent that such expense was recognized under the Employee Plan in which the Continuing Employee participated immediately prior the Effective Time.
(c)    Nothing contained herein, express or implied: (i) is intended to confer upon any Continuing Employee any right to continued employment for any period or modify such Continuing Employee’s at-will employment status; (ii) shall guarantee receipt of any specific employee benefit or constitute an amendment to or any other modification of any benefit plan; (iii) shall alter or limit Acquirer, the Surviving Corporation, or their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (iv) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.
5.2    Education Costs. The Company shall seek an acknowledgement and waiver, in a form reasonably acceptable to Acquirer from the individual set forth on section 4 of Schedule G with respect to Education Costs.

ARTICLE VI
CONDITIONS TO THE MERGER
6.1    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:
(a)    Company Stockholder Approval. The Merger shall have been duly and validly approved and this Agreement shall have been duly and validly adopted, as required by Delaware Law and, to the extent applicable, California Law, and any applicable Legal Requirements and the Company’s certificate of incorporation and bylaws, each as in effect on the date of such approval and adoption, by the requisite written consent of the Company Stockholders.
(b)    Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, that makes the consummation of the Merger illegal.
(c)    Governmental Approvals. Acquirer, Sub and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Merger and the other transactions contemplated by this Agreement.
6.2    Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):
(a)    Representations, Warranties and Covenants. (i) Other than the Acquirer Fundamental Representations, the representations and warranties of the Acquirer and Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and (ii) the Acquirer Fundamental Representations shall true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). Acquirer and Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.
(b)    Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments and other documents set forth in Section 1.4(a).
6.3     Additional Conditions to the Obligations of Acquirer. The obligations of Acquirer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquirer and may be waived by Acquirer in writing in its sole discretion without notice or Liability to any Person):

(a)    Representations, Warranties and Covenants. (i) Other than the Company Fundamental Representations, the representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and (ii) the Company Fundamental Representations shall true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company at or prior to the Closing.
(b)    Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments and other documents set forth in Section 1.4(b); provided that such receipt shall not be deemed to be an agreement by Acquirer that the amounts set forth on the Closing Spreadsheet or any of the other agreements, instruments or documents set forth in Section 1.4(b) is accurate and shall not diminish Acquirer’s remedies hereunder if any of the foregoing documents is not accurate.
(c)    Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquirer’s ownership, conduct or operation of the business of the Company, following the Closing shall be in effect. Nor shall there be pending or threatened in writing any suit, action or proceeding by any Governmental Entity seeking any of the foregoing.
(d)    No Material Adverse Effect. Following the Agreement Date, there shall not have occurred a Material Adverse Effect with respect to the Company that is continuing.
(e)    Offer Packages, Restrictive Covenant Agreements and Founder Holdback Agreements; Employees.
(i)    Each of the Offer Packages, Restrictive Covenant Agreements and Founder Holdback Agreements executed concurrently with this Agreement shall be in full force and effect and shall not have been revoked, rescinded, or otherwise repudiated by the respective signatories thereto (other than Acquirer).
(ii)    At least seventy percent (70%) of the Company’s and its Subsidiary’s employees employed as of the Agreement Date and who have received an offer of employment from Acquirer (excluding for the purposes of such calculation, the individuals set forth on Section 5 of Schedule G attached hereto) shall have executed new offer letters with Acquirer on Acquirer’s standard form of offer letter, together with Acquirer’s customary proprietary inventions assignment agreement.
(f)    Section 280G Stockholder Approval. Any Contracts, plans or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code shall have been submitted for approval by such number of Company Stockholders as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, or, in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided, pursuant to the Parachute Payment Waivers.

(g)    Dissenting Shares. No more than three percent (3%) of the outstanding shares of Company Capital Stock shall have become Dissenting Shares.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
7.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger and other transactions contemplated by this Agreement abandoned by authorized action taken by the terminating party, whether before or after the Company Stockholder Approval:
(a)    by mutual written consent of Acquirer and the Company;
(b)    by either Acquirer or the Company, if the Closing shall not have occurred on or before December 8, 2018 or such other date that Acquirer and the Company may agree upon in writing (the “Termination Date”); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party hereto whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;
(c)    by either Acquirer or the Company, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and non-appealable;
(d)    by Acquirer, if the Company shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within fifteen (15) Business Days after receipt by the Company of written notice of such breach (provided, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied; or
(e)    by the Company, if Acquirer shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within fifteen (15) Business Days after receipt by Acquirer of written notice of such breach (provided that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied.
7.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquirer, Sub, the Company or their respective officers, directors, stockholders or Affiliates; provided that (i) the provisions of Section 5.3 (Confidentiality; Public Disclosure), Section 5.10 (Expenses), this Section 7.2 (Effect of Termination), Section 8.7(b) (Stockholders’ Agent), Article IX (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any willful and material breach of such party’s representations, warranties or covenants contained herein.

7.3    Amendment. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time before or after the Company Stockholder Approval pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such approval, no amendment shall be made that by law requires further approval by such stockholders without such further stockholder approval). To the extent permitted by applicable Legal Requirements, Acquirer and the Stockholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Stockholders’ Agent.

ARTICLE VIII
INDEMNIFICATION
8.1    Survival of Representations and Warranties and Covenants. If the Merger is consummated, the representations and warranties of the Company contained in this Agreement (as modified by the Company Disclosure Schedule) and the other certificates contemplated by this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation made by or on behalf of any of the parties hereto, until 11:59 pm (Pacific Time) on the date that is eighteen (18) months following the Closing Date; provided that the Company Fundamental Representations (as modified by the applicable Company Disclosure Schedule) and the provisions of any certificate delivered to Acquirer regarding the Company Fundamental Representations pursuant to this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of or knowledge obtained by any of the parties hereto (except as and to the extent set forth in the Company Disclosure Letter), until the expiration of the Fundamental Claims Period; provided, further, that no right to indemnification pursuant to this Article VIII in respect of any claim that is set forth in an Officer’s Certificate delivered to the Stockholders’ Agent and the Escrow Agent prior to the expiration of the Escrow Period in accordance with the terms hereof shall be affected by the expiration of the representation and warranty subject to such claim ; provided, further, that such expiration shall not affect the rights of any Indemnified Person under this Article VIII or otherwise to seek recovery of Indemnifiable Damages arising out of any actual and intentional fraud by the Company, which shall continue until and expire at 11:59 pm (Pacific Time) on the thirtieth (30th) day following the expiration of the applicable statute of limitations for the subject matter of such claim. If the Merger is consummated, the representations and warranties of Acquirer contained in this Agreement and the other certificates contemplated by this Agreement shall expire and be of no further force or effect as of the Closing. If the Merger is consummated, all covenants of the parties hereto (including the covenants set forth in Article IV and Article V) shall survive in accordance with their respective terms until the date on which such covenant is fully performed.
8.2    Indemnification. Subject to the limitations set forth in this Article VIII, from and after Closing, the Effective Time Holders shall, severally and not jointly, based on their Pro Rata Share, indemnify, defend and hold harmless Acquirer and its officers, directors, agents and employees, and each Person, if any, who controls or may control Acquirer within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, liabilities, damages, fees, reasonable out-of-pocket costs and expenses, including reasonable costs of investigation and costs of defense and, subject to the limitations set forth herein, settlement and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”) directly or indirectly, whether or not due to a third-party claim, arising out of or resulting from:
(a)    any failure of any representation or warranty made by the Company in this Agreement (as modified by the Company Disclosure Schedule) to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date);

(b)    any failure of any certification, representation or warranty made by the Company in any certificate delivered to Acquirer pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Acquirer;
(c)    any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement (as modified by the Company Disclosure Schedule);
(d)    any inaccuracies or errors in the Closing Spreadsheet;
(e)    any Indemnifiable Company Indebtedness or Indemnifiable Company Transaction Expenses;
(f)    any amount of Pre-Closing Taxes not already taken into account as a liability for purposes of determining the Working Capital, Company Indebtedness or Company Transaction Expenses;
(g)    any payments paid with respect to Dissenting Shares (including reasonable fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of any Dissenting Shares) to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 1.9(a) upon the exchange of such Dissenting Shares;
(h)    actual and intentional fraud by the Company; and
(i)    subsections (i) and (ii) of the definition of Employee Costs, solely to the extent unpaid following the Closing.
8.3    Indemnifiable Damage Threshold; Limitations; Other.
(a)    Other than claims for indemnification that are made pursuant to Sections 8.2(a) and 8.2(b) with respect to a Company Fundamental Representation (a “Fundamental Rep Claim”), notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim in respect of any claim for indemnification that is made pursuant to Sections 8.2(a) or 8.2(b) unless and until an Officer’s Certificate describing Indemnifiable Damages in an aggregate amount greater than $200,000 (the “Threshold”) has been delivered to the Stockholders’ Agent, in which case the Indemnified Person may make claims for indemnification for all Indemnifiable Damages (including the amount of the Threshold).
(b)    If the Merger is consummated, recovery from the Escrow Fund shall be the sole and exclusive monetary remedy for the indemnity obligations under this Agreement for claims made with respect to Sections 8.2(a) or 8.2(b), except for Fundamental Rep Claims. With respect to Fundamental Rep Claims and claims for indemnification made pursuant to Section 8.2(c) through Section 8.2(i)(collectively, “Fundamental Claims”), after Indemnified Persons have exhausted all amounts of Escrow Cash in the Escrow Fund (after taking into account all other claims for indemnification from the Escrow Fund made by Indemnified Persons), each Effective Time Holder shall be liable for such holder’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom; provided that such liability of each Effective Time Holder pursuant to this Agreement shall be limited to the amount of Total Adjusted Merger Consideration actually received by such Effective Time Holder, other than in the case of actual and intentional fraud committed by such Effective Time Holder, in which case no such limit shall apply
(c)    The Indemnified Persons shall first seek recovery of Indemnifiable Damages from the Escrow Funds; provided, however, subject to the limitations set forth in Section 8.3(b) regarding each Effective Time Holder’s liability for claims being limited to the amounts set forth therein, to the extent that an Indemnified Person recovers amounts from the Escrow Fund in satisfaction of a Fundamental Claim, such recovered amounts shall not reduce the amount that such Indemnified Person may recover with respect to claims for which recovery is limited to the Escrow Fund.

(d)    Materiality standards or qualifications in any representation, warranty or covenant shall not be taken into account in determining the amount of any Indemnifiable Damages, but (for the sake of clarity) shall be taken into account in determining whether a breach, default or failure to be true and correct of, a representation and warranty or covenant has occurred.
(e)    No Indemnified Person shall be entitled to indemnification (i) for a matter or circumstance under Section 8.2 or Section 8.8 to the extent that such Indemnified Person has already received indemnification for the same matter or circumstance pursuant to another provision of Section 8.2 or Section 8.8 or (ii) for any express component of the Company Indebtedness or the Company Transaction Expenses to the extent the same has been taken into account in determining the Total Merger Consideration.
(f)    The representations and warranties (as modified in the Company Disclosure Schedule), covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnified Persons, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, whether acquired or conducted before or after the Closing Date, Acquirer or any of the Indemnified Parties, or any of their Representatives.
(g)    The amount of any Indemnifiable Damages that are subject to indemnification under this Article VIII shall be calculated net of the amount of any insurance proceeds, indemnification payments or reimbursements actually received by the Indemnified Persons from third parties (other than the Indemnifying Persons) in respect of such Indemnifiable Damages (net of any costs or expenses incurred in obtaining such insurance, indemnification or reimbursement, including any increases in insurance premiums or retro-premium adjustments resulting from such recovery but excluding expenses related to the D&O Insurance); provided, that nothing in this Section 8.3(f) shall be construed as or give rise to an obligation to seek any such insurance, indemnification or reimbursement. In the event that an insurance recovery is made by the Indemnified Persons with respect to any Indemnifiable Damages for which any such Indemnified Persons have been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all collection costs and expenses incurred in obtaining such insurance recovery, including any increases in insurance premiums or retro-premium adjustments resulting from such recovery) shall be made promptly to the Indemnifying Persons in accordance with their respective Pro Rata Share.
8.4    Claims Period. Except as set forth in this Section 8.4, the period during which claims for Indemnifiable Damages may be made (the “Claims Period”) for Indemnifiable Damages arising out of claims made pursuant to Sections 8.2(a) and 8.2(b) (other than with respect to Fundamental Rep Claims) shall commence at the Closing and terminate at 11:59 pm (Pacific Time) on the day that is eighteen (18) months following the Closing Date (the “Escrow Period”). The Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with any Fundamental Claim shall commence at the Closing and terminate at 11:59 pm (Pacific Time) on the expiration of the applicable statute of limitations for the subject matter of such claim (the applicable time period specified in this proviso being the “Fundamental Claims Period”). Notwithstanding anything to the contrary, there shall be no Claims Period for Indemnifiable Damages arising out of any actual and intentional fraud by the Company, which shall continue until and expire at 11:59 pm (Pacific Time) on the thirtieth (30th) day following the expiration of the applicable statute of limitations for the subject matter of such claim.
8.5    Claims.
(a)    If Acquirer becomes aware of any matter prior to the last day of the Escrow Period or Fundamental Claims Period, as applicable, that may give rise to Indemnifiable Damages for which an Indemnified Person may seek indemnification hereunder, Acquirer shall deliver to the Stockholders’ Agent a certificate signed by any officer of Acquirer (an “Officer’s Certificate”), (i) stating an Indemnified Person has incurred, paid, reserved or accrued, or reasonably anticipates that it may incur, pay, reserve or accrue Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in an audit of Acquirer or its subsidiaries that could give rise to Indemnifiable Damages); (ii) stating amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably anticipated by Acquirer to be incurred, paid, reserved, accrued or demanded by a third party); and (iii) specifying in reasonable detail (based upon the information then possessed by Acquirer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related. Following the delivery of an Officer’s Certificate, Acquirer shall provide reasonable access to Stockholder’s Agent and its representatives to the books and records of the Surviving Corporation and reasonable access during normal business hours to such personnel or other representatives of the Surviving Corporation and Acquirer, in each case as may reasonably be required by Stockholders’ Agent and its representatives, for the purposes of investigating or resolving any disputes relating to or raised by the Officer’s Certificate
(b)    The Officer’s Certificate (i) need only specify such information to the knowledge of such officer of Acquirer as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Officer’s Certificate, and (iii) may be updated and amended from time to time by Acquirer by delivering an updated or amended Officer’s Certificate, so long as the delivery of the original Officer’s Certificate is made within the applicable Claims Period and such update or amendment directly relates to the underlying facts and circumstances specifically set forth in such original Officer’s Certificate; provided, further, that all claims for Indemnifiable Damages properly set forth in the original Officer’s Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Officer’s Certificate (or any update or amendment thereto after conducting discovery regarding the underlying facts and circumstances set forth therein) within the applicable Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Stockholders’ Agent or the Effective Time Holders are materially prejudiced thereby in terms of the amount of Indemnifiable Damages the Effective Time Holders are obligated to indemnify the Indemnified Persons for.
(c)    At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Stockholders’ Agent by or on behalf of Acquirer (on behalf of itself or any other Indemnified Person) and for a period of 30 days after such delivery to the Escrow Agent of such Officer’s Certificate, the Escrow Agent shall make no payment pursuant to this Section 8.5 unless the Escrow Agent shall have received written authorization from the Stockholders’ Agent to make such delivery. After the expiration of such 30-day period, the Escrow Agent shall make delivery of cash from the Escrow Fund to Acquirer in accordance with this Section 8.5; provided that no such delivery may be made if and to the extent the Stockholders’ Agent has objected in a written statement to any claim or claims made in the Officer’s Certificate, and such written statement shall have been delivered to the Escrow Agent and to Acquirer prior to the expiration of such 30-day period.
8.6    Resolution of Objections to Claims.
(a)    If the Stockholders’ Agent objects in writing to any claim or claims by Acquirer made in any Officer’s Certificate within such 30-day period, Acquirer and the Stockholders’ Agent for 45 days after Acquirer’s receipt of such written objection to resolve such objection. If Acquirer and the Stockholders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by Acquirer and the Stockholders’ Agent and delivered to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute cash from the Escrow Fund in accordance with the terms of such memorandum and this Agreement.

(b)    If no such agreement can be reached during the 45-day period for good faith negotiation, but in any event upon the expiration of such 45-day period, either Acquirer or Stockholders’ Agent may bring suit to resolve the objection in accordance with Section 9.9 and 9.11. The decision of the trial court as to the validity and amount of any claim in such Officer Certificate shall be non-appealable, binding and conclusive upon the Acquirer or Stockholders’ Agent. As applicable, if such decision calls for a payment to the Indemnified Persons and any funds remain in the Escrow Fund, Acquirer may, in its sole and absolute discretion, direct the Escrow Agent to act in accordance with such decision and distribute cash from the Escrow Fund in accordance therewith, or as otherwise required pursuant to the Escrow Agreement.
8.7    Stockholders’ Agent.
(a)    At the Closing, Shareholder Representative Services LLC shall be constituted and appointed as the Stockholders’ Agent. For purposes of this Agreement, the term “Stockholders’ Agent” means the exclusive representative, agent and attorney-in-fact for and on behalf of the Effective Time Holders for all purposes in connection with this Agreement and the agreements ancillary hereto, including to (i) give and receive notices and communications to or from Acquirer (on behalf of itself of any other Indemnified Person) relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated by this Agreement (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Effective Time Holders individually), (ii) authorize deliveries to Acquirer of cash from the Escrow Fund in satisfaction of claims asserted by Acquirer (on behalf of itself or any other Indemnified Person, including by not objecting to such claims), (iii) object to such claims pursuant to Section 8.5, (iv) consent or agree to, negotiate, enter into, or, if applicable, prosecute or defend, settlements and compromises of, and comply with orders of courts with respect to, such claims, (v) provide any consents hereunder, including with respect to any proposed settlement of any claims or agree to any amendment to this Agreement, (vi) take any of the actions set forth in Section 9.2 and (vii) take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Notwithstanding the foregoing, the Stockholders’ Agent shall have no obligation to act on behalf of the Effective Time Holders, except as expressly provided herein, in the Escrow Agreement and in the Stockholders’ Agent Engagement Agreement and for purposes of clarity, there are no obligations of the Stockholders’ Agent in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. The Stockholders’ Agent shall be entitled to: (a) rely upon the Closing Spreadsheet, (b) rely upon any signature believed by it to be genuine, and (c) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Effective Time Holder or other party. The Stockholders’ Agent may resign at any time. The Person serving as the Stockholders’ Agent may be replaced from time to time by the holders of a majority in interest of the cash then on deposit in the Escrow Fund upon not less than 10 days’ prior written notice to Acquirer. No bond shall be required of the Stockholders’ Agent. The powers, immunities and rights to indemnification granted to the Stockholders’ Agent Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Effective Time Holder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Effective Time Holder of the whole or any fraction of his, her or its interest in the Escrow Fund.
(b)    Certain Effective Time Holders have entered into an engagement agreement (the “Stockholders’ Agent Engagement Agreement”) with the Stockholders’ Agent to provide direction to the Stockholders’ Agent in connection with its services under this Agreement, the Escrow Agreement and the Stockholders’ Agent Engagement Agreement (such Effective Time Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Stockholders’ Agent nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group, in such member’s capacity as such (the Stockholders’ Agent and such other Persons collectively, the “Stockholders’ Agent Group”), shall be liable to any Effective Time Holder for any act done or omitted hereunder, under the Escrow Agreement or under the Stockholders’ Agent Agreement while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Effective Time Holders shall indemnify, defend and hold harmless the Stockholders’ Agent Group from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Stockholders’ Agent Expenses”) arising out of or in connection with the Stockholders’ Agent’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Stockholders’ Agent Expense is suffered or incurred; provided, that in the event that any such Stockholders’ Agent Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of a member of the Stockholders’ Agent Group, such member will reimburse the Effective Time Holders the amount of such indemnified Stockholders’ Agent Expense previously paid to such member in respect of such member’s Stockholders’ Agent Expenses to the extent attributable to such member’s gross negligence or willful misconduct. If not paid directly to the Stockholders’ Agent by the Effective Time Holders, any such Stockholders’ Agent Expenses may be recovered by the Stockholders’ Agent Group from (i) the funds in the Expense Fund and (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Effective Time Holders; provided, that while this Section allows the Stockholders’ Agent Group to be paid from the aforementioned sources of funds, this does not relieve the Effective Time Holders from their obligation to promptly pay such Stockholders’ Agent Expenses as they are suffered or incurred, nor does it prevent the Stockholders’ Agent from seeking any remedies available to it at law or otherwise. In no event will the Stockholders’ Agent be required to advance its own funds on behalf of the Effective Time Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Effective Time Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Agent Group under this Section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Agent or the termination of this Agreement.
(c)    The Expense Fund Amount shall be held by the Stockholders’ Agent in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Stockholders’ Agent for any Stockholders’ Agent Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Stockholders’ Agent Engagement Agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). For the avoidance of doubt, any amounts paid by Acquirer in respect of the Expense Fund shall be treated for Tax purposes as having been received and voluntarily set aside by the Effective Time Holders at the time of payment by Acquirer, and any Tax withholding with respect to such deemed contribution by any Effective Time Holder shall be satisfied from such Effective Time Holder’s share of other funds payable to such Effective Time Holder at such time and shall not reduce the Expense Fund. The Stockholders’ Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. The Effective Time Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Agent any ownership right that they may otherwise have had in any such interest or earnings. Subject to Advisory Group approval, the Stockholders’ Agent may contribute funds to the Expense Fund from any consideration otherwise distributable to the Effective Time Holders. As soon as reasonably determined by the Stockholders’ Agent that the Expense Fund is no longer required to be withheld, the Stockholders’ Agent shall distribute the remaining Expense Fund (if any) to the Escrow Agent (or Acquirer if so instructed by Acquirer) for further distribution to the Effective Time Holders.
(d)    Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Agent that is within the scope of the Stockholders’ Agent’s authority under Section 8.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Effective Time Holders and shall be final, binding and conclusive upon each such Effective Time Holder, and such Effective Time Holder’s successors as if expressly confirmed and ratified in writing by such Effective Time Holder, and all defenses which may be available to any Effective Time Holder to contest, negate or disaffirm the action of the Stockholders’ Agent taken in good faith under this Agreement, the Escrow Agreement or the Stockholders’ Agent Engagement Agreement are waived. Each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Effective Time Holder.
8.8    Third-Party Claims. In the event Acquirer becomes aware of a third-party claim that Acquirer believes may result in a claim for indemnification pursuant to this Article VIII by or on behalf of an Indemnified Person, Acquirer shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by Acquirer in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquirer may seek indemnification pursuant to a claim made hereunder and such costs and expenses shall constitute Indemnifiable Damages subject to indemnification under Section 8.2 whether or not it is ultimately determined that the third party claim itself is indemnifiable under Section 8.2, but for the avoidance of doubt, in all cases subject to the other limitations on liability contained herein (including the Threshold and any cap amount, in each case that applies to the underlying indemnifiable matter)). The Stockholders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and subject to execution by the Stockholders’ Agent of a reasonable non-disclosure agreement (which non-disclosure agreement shall not prohibit the Stockholders’ Agent from communicating any such information on a need-to-know basis with the Effective Time Holders, provided that any such recipients are obligated to keep such information confidential) to the extent that such materials contain confidential or proprietary information; provided, that Acquirer shall use commercially reasonable efforts to provide any such privileged information to the Stockholders’ Agent in a manner that would not adversely affect any such applicable privileges. Acquirer shall (x) keep the Stockholders’ Agent reasonably informed of the status of such third-party claim and the defense thereof and (y) consider in good faith any recommendations made by the Stockholders’ Agent with respect to such third-party claim. In the event of settlement or resolution by Acquirer of any claim that gives rise to a claim against the Escrow Fund by or on behalf of an Indemnified Person, the amount of Indemnifiable Damages relating to such matter shall be deemed determined only if the Stockholders’ Agent has consented in writing to any such settlement or resolution, or if the Stockholders’ Agent unreasonably withholds, conditions or delays giving such consent to such settlement or resolution (either, an “Indemnifiable Settlement”). Such consent of the Stockholders’ Agent shall be deemed to have been given unless the Stockholders’ Agent shall have objected within 30 days after a written request for such consent by Acquirer. Neither the Stockholders’ Agent nor any Effective Time Holder shall have any power or authority to object under Section 8.5 or any other provision of this Article VIII to the amount of Indemnifiable Damages with respect to an Indemnifiable Settlement. For the avoidance of doubt, Section 5.17(d) and not this Section 8.8 shall govern all Tax Claims.
8.9    Treatment of Indemnification Payments. Acquirer, the Stockholders’ Agent and the Effective Time Holders agree to treat (and cause their respective Affiliates to treat) any payment received by the Indemnified Persons pursuant to this Article VIII as adjustments to the Total Merger Consideration for all Tax purposes to the maximum extent permitted by Legal Requirements.
8.10    Exclusive Remedy. Other than with respect to non-monetary specific performance or other non-monetary equitable relief, this Article VIII shall constitute the sole and exclusive remedy after the Closing for recovery of Indemnifiable Damages by the Indemnified Persons pursuant to or in connection with this Agreement and the transactions contemplated hereby. It is the express intent of the parties that, if an applicable survival period as contemplated by this Agreement is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Article VIII for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.
ARTICLE IX
GENERAL PROVISIONS
9.1    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) upon transmission, if sent by electronic mail transmission (in each case with receipt verified by electronic confirmation or absent such verification on the next following Business Day), or (iii) one Business Day after being sent by courier or express delivery service; provided, that in each case the notice or other communication is sent to the address, facsimile telephone number or electronic mail address set forth beneath the name of such party below (or to such other address, facsimile telephone number or electronic mail address as such party shall have specified in a written notice given to the other parties hereto):

If to Acquirer or Sub, to:
MongoDB, Inc.
1633 Broadway, 38th Floor
New York, NY 10019
Attention: Andrew Stephens, General Counsel
Email: andrew.stephens@mongodb.com
with a copy (which shall not constitute notice) to:
Cooley LLP
3175 Hanover St.
Palo Alto, CA 94304
Attention: Steve Tonsfeldt
Email: stonsfeldt@cooley.com

If to the Company, to:
mLab
660 York St, Ste 101
San Francisco, CA 94110
Attention: William Shulman
Email: will@mlab.com
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
902 Broadway, Suite 14
New York, NY 10010
Attention: Ethan Skerry
Email: eskerry@fenwick.com

If to the Stockholders’ Agent or, after the Closing, to the Effective Time Holders, to:
Shareholder Representative Services LLC
950 17TH Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
902 Broadway, Suite 14
New York, NY 10010
Attention: Ethan Skerry
Email: eskerry@fenwick.com

9.2    Amendment or Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Acquirer, on the one hand, and the Company (if prior to the Closing) or the Stockholders’ Agent (if after the Closing), on the other hand. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
9.3    Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “made available,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean, with respect to any statement in Article II of this Agreement to the effect that any information, document or other material has been “delivered” or “provided” to Acquirer or its representatives, that such information, document, or material was (a) made available for review (on a continuous basis and without subsequent modification) by the Company to Acquirer or its representatives in the virtual data room set up by the Acquirer in connection with this Agreement at least one (1) Business Day prior to the Agreement Date or (b) actually delivered (whether by physical or electronic delivery) upon request to Acquirer or its representatives at least one (1) Business Day prior to the Agreement Date. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.
9.4    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
9.5    Entire Agreement; Non-assignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the Exhibits attached hereto, the Schedules, including the Company Disclosure Schedule, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article VIII is intended to benefit Indemnified Persons and that Section 5.18 is intended to benefit the D&O Indemnified Parties) and (iii) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

9.6    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer may assign this Agreement to any direct or indirect wholly owned subsidiary of Acquirer without the prior consent any other party hereto; provided that Acquirer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
9.7    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.8    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
9.9    Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of New York, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. Each of the Parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the state of New York over an action brought by any Party arising out of or relating to this Agreement, and each of the Parties hereto hereby irrevocably agrees that all claims with respect to any such action shall be heard and determined in such courts. In the event of any litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.
9.10    Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
9.11    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.12    Waiver of Conflicts; Privilege. Each of Acquirer, Sub and the Company hereby irrevocably acknowledges and agrees that: (a) the Company Securityholders and the Stockholders’ Agent and/or their respective Affiliates, and each of them, shall have the right to retain Fenwick & West LLP (“Fenwick”) to represent their interests in any matter or dispute arising under or in connection with this Agreement, any agreement entered into pursuant to this Agreement, or the transactions contemplated hereby or thereby or any matter related to any of the foregoing (a “Transaction Dispute”), (b) each of Acquirer, Sub and the Company irrevocably waives, consents to and covenants not to assert any objection, based on conflict of interest or otherwise, to any representation of the Company Securityholders, the Stockholders’ Agent and/or their respective Affiliates by Fenwick in any Transaction Dispute and (c) all privileged communications prior to the Closing between the Company Securityholders, the Stockholders’ Agent, the Company or any of their respective Affiliates, directors, managers, officers, employees or representatives, on the one hand, and Fenwick, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement or any agreement entered into pursuant to this Agreement, or otherwise relating to the foregoing or any potential sale of the Company, shall be deemed to be privileged and confidential communications of the Company Securityholders and the Stockholders’ Agent, and the control of the confidentiality and privilege applicable thereto shall be retained by the Company Securityholders and the Stockholders’ Agent and all other communications prior to the Closing between such Persons, any third parties and Fenwick shall be deemed to be the confidential communications of the Company Securityholders and the Stockholders’ Agent. Notwithstanding the foregoing, in the event that a dispute arises between Acquirer, the Surviving Corporation or any of their respective Affiliates, on the one hand, and a Person other than a party to this Agreement or its Affiliates, on the other hand, after the Closing, Acquirer, the Surviving Corporation and any of their respective Affiliates may assert the attorney-client privilege to prevent disclosure to such third-party of such privileged communications; provided that none of Acquirer, the Surviving Corporation or any of their respective Affiliates may waive such privilege without the prior written consent of the Stockholders’ Agent (such consent not to be unreasonably withheld, conditioned or delayed).
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IN WITNESS WHEREOF, Acquirer, Sub, the Company and the Stockholders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.
ACQUIRER:

MONGODB, INC.

By:    /s/ Dev Ittycheria
Name:    Dev Ittycheria
Title:    President and Chief Executive Officer

SUB:

MAMMOTH MERGER SUB, INC.

By:    /s/ Andrew Stephens
Name:    Andrew Stephens
Title:    President, Chief Executive Officer and Secretary

STOCKHOLDERS’ AGENT:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, SOLELY IN ITS CAPACITY AS THE STOCKHOLDERS’ AGENT

By:    /s/ Kimberley Angilly
Name:    Kimberley Angilly
Title:    Director

COMPANY:

OBJECT LABS CORPORATION

By:    /s/ William Shulman
Name:    William Shulman
Title:    Chief Executive Officer